LOAN AGREEMENT

          THIS LOAN AGREEMENT is made this 7th day of April, 2005, for delivery on April 12, 2005 by and between CEDAR-CAMP HILL, LLC, a Delaware limited liability company (the “Borrower”) and CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered savings bank (the “Lender”).

Background

          Borrower owns certain real property consisting of approximately 44.32 acres of land in the aggregate, located at 32nd Street (a/k/a U.S. Route 11/15) and Trindle Road partly in the Borough of Camp Hill, and partly in East Pennsboro Township, Cumberland County, Pennsylvania as more fully described in Exhibit A attached hereto and made a part hereof, and known as the Camp Hill Shopping Center (the “Premises”). The Premises are improved with a shopping center consisting of 86,338 square feet of in-line retail space, 7,802 square feet of leasable corridor space, an existing Boscov’s store, an existing Giant supermarket, and six pad sites (the “Existing Improvements”).

          Borrower intends to construct the following new improvements at the Premises: (i) reconfiguration and renovation of existing in-line retail space (the “In-Line Renovations”), (ii) construction of a 91,100 square foot Giant supermarket which will replace an existing Giant supermarket and for which a lease has been executed (the “New Giant Store”), (iii) construction of a 40,000 square feet orthopedic center for which a lease has been executed (the “Orthopedic Center”), (iv) the potential construction of new space for tenants acceptable to Lender (the “Future Components”), and (v) other related improvements and site work for the In-Line Renovations, the New Giant Store, the Orthopedic Center and Future Components, if constructed (collectively, the “Site Work”). The In-Line Renovations, New Giant Store, Orthopedic Center, Future Components (if constructed) and Site Work are sometimes collectively referred to herein as the “New Improvements.” The Existing Improvements and the New Improvements are sometimes collectively referred to herein as the “Improvements.” The Premises and Improvements are sometimes collectively referred to herein as the “Project.”

          Borrower has requested that Lender make available a credit facility in the principal amount of up to Thirty Five Million Five Hundred Thousand Dollars ($35,500,000) (the “Loan”) in order to partially finance the cost of construction of the New Improvements and certain related costs and expenses of Borrower. Lender is willing to extend the Loan to Borrower upon the terms and subject to the conditions hereinafter set forth.

Agreement

          NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, Borrower and Lender agree as follows:

Article 1 DEFINITIONS; CONSTRUCTION

1.1. Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural), unless the context hereof otherwise clearly requires:

          “Additional Security” has the meaning ascribed to such term in Section 2.4.

          “Adjusted Net Operating Income” means for any period of determination, for any Individual Property, the Pro Rata share of (i) Individual Property Net Operating Income less (ii) management fees (calculated as the greater of either 3% of total revenue or actual management expenses incurred), to the extent not already deducted from Individual Property Net Operating Income, less (ii) allowances for capital expenditures in the amount of $0.20 per annum per rentable square foot of completed improvements.

          “Adjusted Net Operating Income of the Project” means for any period of determination, for the Project, all of (i) Individual Property Net Operating Income less (ii) management fees (calculated as the greater of either 3.5% of total revenue or actual management expenses incurred), to the extent not already deducted from Individual Property Net Operating Income, less (ii) allowances for capital expenditures in the amount of $0.12 per annum per rentable square foot of completed improvements.

          “Advance” means an advance made by Lender of a portion of the Loan pursuant to this Agreement.

          “Affiliate” of a Person (the “Specified Person”) shall mean (i) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, (ii) any executive officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person, and (iii) in the case of a Specified Person who is an individual, any lineal ancestor or lineal descendant of such Specified Person. For purposes of the preceding sentence, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          “Agreement” means this Loan Agreement as the same may be amended, modified, restated or supplemented from time to time in accordance with its terms.

          “Applicable Margin” means one hundred eighty five (185) basis points.

          “Applications” has the meaning ascribed to such term in Section 9.2.

          “Approved Lease” has the meaning ascribed to such term in Section 7.8.

          “Architect” means By Design Consultants, Inc.

          “Architect’s Agreement” means the contracts dated January 9, 2003, February 8, 2003, May 1, 2004 and September 8, 2004, between Borrower and Architect for the design of the New Improvements.

          “Assignee” has the meaning ascribed to such term in Section 11.9.

          “Base Loan” has the meaning ascribed to such term in Section 9.3.

          “Book Value” means the value of such property or asset, as determined in accordance with GAAP.

           “Borrower” has the meaning ascribed to such term in the Preamble to this Agreement.

          “Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Philadelphia.

          “Calculation Date” means the Closing Date and the last day of each calendar year commencing with December 31, 2005.

          “Calculation Period” means for each Calculation Date, the just-completed year (inclusive of the applicable Calculation Date).

          “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including without limitation, each class or series of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all investment units, partnership, membership or other equity interests of such Person.

          “Closing Date” means the date of execution and delivery of this Agreement as indicated on the first page hereof.

           “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time, and the Treasury regulations thereunder.

          “Completion of the Improvement” has the meaning ascribed to such term in Section 6.1.

          “Consolidated CSC Entity” or “Consolidated CSC Entities” means, singly and collectively, the Guarantors and any Wholly-Owned Subsidiary of either Guarantor.

          “Construction Contract” means (a) the construction agreements dated December 17, 2003 and January 26, 2004, between Ames Construction, Inc. and Borrower for the construction of the In-Line Renovations and New Giant Store, respectively, and (b) the construction agreement dated October 15, 2004, between Pyramid Construction Services, Inc. and Borrower for the construction of the Orthopedic Center, as each such contract may be amended in compliance with the Loan Documents. Upon execution of the contracts for the construction of any building of the Future Components, such term shall include such contracts, as they may be amended in compliance with the Loan Documents.

          “Consultant” has the meaning ascribed to such term in Section 6.4.

          “Debt” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been, or should be, in accordance with generally accepted accounting principles, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits in the ordinary course of business), (vii) all Debt in the nature of that referred to in clauses (i) through (vi) above which is guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss in respect of such Debt, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such Debt, (viii) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any indebtedness or other obligation of any Person, either directly or indirectly, of the nature described in clauses (i) through (vi), and (ix) all Debt referred to in clauses (i) through (vi) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. For the purposes of the calculation of the financial covenants set forth in Section 7.2, Debt of any entity in which a Person owns an ownership interest shall be calculated on a Pro Rata basis, unless such Person has delivered a guaranty or other indemnity in connection with such Debt creating a greater proportionate liability, in which event, such greater liability shall apply.

          “Debt Service Coverage Ratio” has the meaning ascribed to such term in Section 7.3.

          “Default” means any event or condition which with notice, passage of time or both, would constitute an Event of Default.

          “Default Rate” means, with respect to the principal amount of the Loan or any other amounts payable under any other Loan Document, an annual rate equal to the sum of (i) four percent (4%) per annum plus the interest rate per annum otherwise in effect with respect to such amounts.

          “Development Assets” shall mean Individual Properties as to which construction of the associated or contemplated improvements has commenced (either new construction or substantial renovation) but has not yet been completed such that a certificate of occupancy (or the local equivalent) for a substantial portion of the intended improvements has not yet been issued or, for any completed project, until the earlier to occur of (a) such Individual Property becoming a Stabilized Asset, or (b) one hundred eighty (180) days after completion.

          “Dollar”, “Dollars” and the symbol “$” means lawful money of the United States of America.

          “EDU’s” has the meaning ascribed to such term in Section 5.2.

          “Eligible Institution” means (i) Lender; (ii) an Affiliate of Lender: (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $1,000,000,000.00; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $1,000,000,000.00; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or under the laws of a political subdivision of any such country, and having a combined capital and surplus of at least $1,000,000,000.00, so long as such bank is acting through a branch or agency located in the United States; and (vi) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus or total assets of at least $500,000,000.00; provided,however, that neither the Borrower nor any Affiliate of Borrower shall qualify as an Eligible Institution under this definition.

          “Engineer” shall mean Grove Associates, Inc. as to civil engineering and Grove Miller Engineering, Inc. as to traffic engineering. Upon execution of the Engineer’s Agreement for the design of any building of the Future Components, such term shall include the engineer named in such agreement.

          “Engineer’s Agreement” shall mean (a) the contract dated January 6, 2003, between Grove Associates, Inc. and Borrower for civil engineering services, and (b) the contract dated December 24, 2002, between Grove Miller Engineering, Inc. and Borrower for traffic engineering services, as each such contract may be amended in compliance with the Loan Documents. Upon execution of the engineer’s contract for the design of any building of the Future Components, such term shall include such contract, as it may be amended in compliance with the Loan Documents.

          “Environmental Agreement” has the meaning ascribed to such term in Section 2.3.

          “Equity” has the meaning ascribed to such term in Section 9.8.

          “Event of Default” means any of the Events of Default described in Section 10.1 of this Agreement or any Event of Default described in the applicable provisions of any other Loan Document.

          “Existing Improvements” has the meaning ascribed to such term in the Background of this Agreement.

          “Existing Leases” has the meaning ascribed to such term in Section 5.2.

          “Existing Loan” means the $14,000,000 loan made to Borrower by Lender and secured by a first mortgage lien on the Project.

          “Existing Loan Document” means any document governing, evidencing, securing or otherwise relating to the Existing Loan.

          “Existing Manager” means Cedar Shopping Centers Partnership, L.P. as successor by merger to Brentway Management, LLC.

          “Financing Statements” has the meaning ascribed to such term in Section 2.3.

          “FIRREA” means the Financial Institution’s Reform, Recovery and Enforcement Act of 1989, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

          “Force Majeure” means any matter beyond the reasonable control of Borrower which causes a delay in the performance by Borrower of any of the terms, covenants, and conditions of this Agreement, which matters shall include, but not be limited to, labor disputes, governmental regulations or controls, fire or other casualty, inability to obtain any material or services and acts of God.

          “Future Components” has the meaning ascribed to such term in the Background of this Agreement.

          “Future Construction Component” has the meaning ascribed to such term in Section 9.3.

          “Future Component Leases” has the meaning ascribed to such term in Section 9.3.

          “GAAP” has the meaning ascribed to such term in Section 1.3.

          “General Contractor” means Ames Construction, Inc. Upon execution of a contract for the construction of the Orthopedic Center and Future Components , such term shall include the contractor under such contracts.

          “General Partner” has the meaning ascribed to such term in Section 5.1(b).

          “Giant Accordion Component” has the meaning ascribed to such term in Section 9.3.

          “Governmental Approvals” has the meaning ascribed to such term in Section 5.2.

          “Governmental Authority” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

          “Ground Leases” mean, from time to time, any ground lease relative to an Individual Property.

          “Guarantor” means each of Cedar Shopping Centers, Inc., a Maryland corporation and Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership and “Guarantors” is a collective reference to all such Persons, jointly and severally.

          “Hard Cost Contingency” has the meaning ascribed to such term in Section 9.7.

          “Improvements” has the meaning ascribed to such term in the Background of this Agreement. The existing Giant supermarket building shall cease to be an Improvement upon the completion of its demolition following Giant’s acceptance and occupancy of the New Giant Store.

          “Indemnitees” has the meaning ascribed to such term in Section 11.11.

          “Individual Property” and “Individual Properties” mean, from time to time, all real estate property owned or ground leased by any Consolidated CSC Entity or Unconsolidated CSC Entity, together with all improvements, fixtures, equipment, and personality relating to such property.

          “Individual Property Lease” means any lease relative to all or any portion of an Individual Property.

          “Individual Property Net Operating Income” means for any period of determination, (i) net operating income generated by an Individual Property for such period (i.e. gross operating income, inclusive of any rent loss insurance, less expenses (exclusive of debt service, capital expenditures, vacancy allowances, depreciation and amortization)), determined in accordance with GAAP, as generated by, through or under Individual Property Leases, and (ii) all other income arising from direct operations of or licenses or operating agreements for any part of the Individual Property determined on a GAAP basis. For purposes hereof, all rental income shall be adjusted for straight line rents. Borrower shall provide Lender with all information and materials required by Lender necessary for the determination of Individual Property Net Operating Income. If any Individual Property Leases are scheduled to expire during such period of determination, no rents or other amounts payable under such Individual Property Leases with respect to any portion of such period occurring after such scheduled expiration date shall be included in the determination of Individual Property Net Operating Income. If any Individual Property Leases are scheduled to commence (and rent and occupancy pursuant thereto are also scheduled to commence) during such period of determination, the rents and other amounts payable under such Individual Property Leases with respect to any period occurring after the scheduled commencement date shall be included in the determination of Individual Property Net Operating Income for such period.

          “Interest Period” means initially, the period commencing as of the date of this Agreement (the “Start Date”) and ending on the numerically corresponding date one month later, and thereafter each one month period ending on the day of such month that numerically corresponds to the Start Date. If an Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the Interest Period will end on the last day of such month.

          “Interest Payment Date” the date of each month which numerically corresponds to the Start Date. If a month does not contain a day that numerically corresponds to the Start Date, the Interest Payment Day shall be last day of such month.

          “In-Line Renovations” has the meaning ascribed to such term in the Background of this Agreement.

          “Land Assets” shall mean Individual Properties constituting raw or undeveloped land as to which construction of contemplated improvements has not commenced or which does not generate rental revenues under a Ground Lease.

          “Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, guideline, injunction, writ, decree or award of, or any permit. approval or license granted by, any Governmental Authority, including without limitation those relating to tax, zoning, subdivision, building, safety, fire protection, accessibility to, usability by or discrimination against disabled individuals or environmental matters.

          “Leasable Space” means leasable floor space in Improvements owned by Borrower.

          “Lender” has the meaning ascribed to such term in the preamble of this Agreement.

          “Leverage Ratio” means the quotient (expressed as a percentage) resulting from dividing (i) the aggregate of all Debt of the Consolidated CSC Entities and the Unconsolidated CSC Entities by (ii) the Total Asset Value.

          “LIBOR Rate” means relative to any Interest Period, the offered rate for delivery in two London Banking Days (as defined below) of deposits of U.S. Dollars which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which the Interest Period commences, and for a period approximately equal to such Interest Period. If the first day of any Interest Period is not a day which is both a (i) Business Day, and (ii) a day on which US dollar deposits are transacted in the London interbank market (a “London Banking Day”), the LIBOR Rate shall be determined in reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Rate is unavailable and/or the Bank is unable to determine the LIBOR Rate for any Interest Period, the LIBOR Rate shall be deemed to be equal to the Bank’s Prime rate.

          “Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances.

          “Loan” has the meaning ascribed to such term in the Background of this Agreement.

          “Loan Documents” has the meaning ascribed to such term in Section 2.3.

          “Loan Fee” has the meaning ascribed to such term in Section 7.21.

          “Major Lease” shall mean any Approved Lease of 20,000 or more square feet of Leasable Space.

          “Management Agreement” means the contract dated __________, 2002 between Borrower and Existing Manager relating to management of the Improvements in the Project, as it may be amended in compliance with the Loan Documents. If Borrower enters into a management agreement with respect to the Future Components, such term shall include such management agreement, as it may be amended in compliance with the Loan Documents.

          “Maturity Date” has the meaning ascribed to such term in Section 4.1.

          “Minor Lease” shall mean any Approved Lease of less than 10,000 square feet of Leasable Space.

          “Monetary Default” means a Default consisting of the failure to pay when due (time being of the essence) principal or interest on the Loan.

          “Municipal Authority” has the meaning ascribed to such term in Section 9.5.

          “Municipal Improvement Agreement” has the meaning ascribed to such term in Section 9.5.

          “Municipal Letter of Credit” has the meaning ascribed to such term in Section 9.5.

          “Municipal Site Improvements” has the meaning ascribed to such term in Section 9.5.

          “New Giant Store” has the meaning ascribed to such term in the Background of this Agreement.

          “Giant Accordion Component Rent Increase Election” has the meaning ascribed to such term in Section 9.3.

          “New Improvements” has the meaning ascribed to such term in the Background of this Agreement.

          “Note” means the Promissory Note of Borrower evidencing the Loan, together with any allonges thereto, from time to time; and any promissory note issued in substitution therefor pursuant to the terms hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part, in each case as the same may be amended, modified, restated or supplemented from time to time.

          “Obligations” shall mean all indebtedness, obligations and liabilities of Borrower to Lender from time to time arising under or in connection with or related to or evidenced by or secured by this Agreement or any other Loan Document, and all extensions, renewals or refinancings thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of all Advances (whether or not the Advances were made in compliance with the terms and conditions of this Agreement or in excess of the obligation of Lender to lend), interest, fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions, renewals and refinancings thereof. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

          “Occupancy Ratio” means the ratio (as determined by Bank of America under that certain Loan Agreement dated January 30, 2004, as amended, between Bank of America, as Administrative Agent, and Cedar Shopping Centers Partnership, L.P., as Borrower, as amended, or if such Loan Agreement be terminated or such determination be not made, as reasonably and consistently determined by management of Guarantors and certified to Lender) of the rentable square footage of an Individual Property as to which tenants are in physical occupancy and paying rent, to the total rentable square footage thereof.

          “Orthopedic Center” has the meaning ascribed to such term in the Background of this Agreement.

          “Orthopedic Center Leases” has the meaning ascribed to such term in Section 9.4.

          “Person” means an individual, corporation, partnership, trust, unincorporated association, limited liability company, joint venture, joint-stock company, Governmental Authority or any other entity.

          “Plans and Specifications” has the meaning ascribed to such term in Section 5.2 and includes any amendments made to the Plans and Specifications in compliance with the Loan Documents.

          “Premises” has the meaning ascribed to such term in the Background of this Agreement.

          “Prime Rate” means the rate publicly announced by Lender from time to time as its prime rate. The Prime Rate is determined from time to time by Lender as a means of pricing some loans to its borrowers. The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by Lender to any particular class or category of customers. If and when the Prime Rate changes, the rate of interest with respect to any amounts hereunder to which the Prime Rate applies will change automatically without notice to Borrower, effective on the date of any such change.

          “Project” has the meaning ascribed to such term in the Background of this Agreement.

          “Pro Rata” means a calculation based on the percentage of the Capital Stock of or other equity interest in any Person owned, directly or indirectly, by either Guarantor.

          “Reference Banks” means four major banks in the London interbank market.

          “Schedule of Project Costs” has the meaning ascribed to such term in Section 5.2.

          “Second Assignment of Leases and Rents” has the meaning ascribed to such term in Section 2.3.

          “Second General Collateral Assignment” has the meaning ascribed to such term in Section 2.3.

          “Second Mortgage” has the meaning ascribed to such termin Section 2.3.

          “Site Work” has the meaning ascribed to such term in the Background of this Agreement.

          “Stabilized Asset” shall mean an Individual Property which has an Occupancy Ratio of equal to or greater than eighty percent (80%).

          “Sole Member” has the meaning ascribed to such term in Section 5.1(a).

          “Surety Agreement” has the meaning ascribed to such term in Section 2.3.

          “Taxes” means any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any federal, state, local or foreign taxing authority.

          “Total Asset Value” means the aggregate of:

(a) for all Individual Properties (which are not Individual Properties acquired within the prior 90 days from the Calculation Date, Development Assets, or Land Assets), the Pro Rata share of the Calculation Period’s aggregate Adjusted Net Operating Income for all such Individual Properties, annualized, capitalized at a rate of 9.00%, plus

(b) for Land Assets, and for all Individual Properties which were acquired within the prior 90 days from the Calculation Date, the Pro Rata share of the undepreciated Book Value as of the Calculation Date; plus

(c) for Development Assets, at the Borrower’s option, either the Pro Rata share of the undepreciated Book Value as of the Calculation Date or the Pro Rata share of the Calculation Period’s aggregate Adjusted Net Operating Income for such Development Asset, annualized, capitalized at a rate of 9.00%; plus

(d) for all unencumbered cash and cash equivalent investments, restricted cash held by a qualified intermediary, and escrows owned by the Guarantors, the Pro Rata share of the Book Value as of the Calculation Date of such assets; plus

(e) deposits corresponding to outstanding Letters of Credit.

The Pro Rata Share of Development Assets completed within the prior 90 days from a Calculation Date will be valued as set forth in (c) above for a maximum of one hundred eighty(180) days from completion (and continuing until end of such Calculation Period) and based on Adjusted Net Operating Income under subsection (a) above thereafter.

          “Unconsolidated CSC Entity” or “Unconsolidated CSC Entities” means each Person as to which either Guarantor owns, directly or indirectly, and Capital Stock, but which is not a Wholly-Owned Subsidiary of either Guarantor.

          “Wholly-Owned Subsidiary” shall mean, with respect to any Person, another Person of which one hundred percent (100%) of the Capital Stock is owned, directly or indirectly, by such Person.

1.2. Construction. In this Agreement and each other Loan Document, unless the context otherwise clearly requires,

(a) references to the plural include the singular, the singular the plural and the part the whole;

(b) “or” has the inclusive meaning represented by the phrase “and/or;”

(c) the terms “property” and “assets” each include all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed, now existing or hereafter acquired;

(d) the words “hereof,” “herein” and “hereunder” (and similar terms) in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document;

(e) the words “includes” and “including” (and similar terms) in this Agreement or any other Loan Document mean “includes, without limitation” and “including, without limitation,” respectively whether or not stated; and

(f) references to “determination” (and similar terms) by Lender include good faith estimates byLender (in the case of quantitative determinations) and good faith beliefs by Lender (in the case of qualitative determinations).

No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting thereof shall apply to this Agreement or any other Loan Document. The section and other headings contained in this Agreement and in each other Loan Document, and any tables of contents contained herein or therein, are for reference purposes only and shall not affect the construction or interpretation of this Agreement or such other Loan Document in any respect.

1.3. Accounting Principles. As used herein, “GAAP” shall mean generally accepted accounting principles (other than as set forth herein as to consolidation) in the United States, applied on a consistent basis. When the word “consolidated” is used in this Agreement, it shall be used in a manner consistent with generally accepted accounting principles in the United States.

(a) Except as otherwise provided in this Agreement (including Section 7.2), all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, on a compilation basis in accordance with GAAP and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided that if because of a change in GAAP after the Closing Date Borrower would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination shall continue to be made in accordance with Borrower’s previous accounting principles, methods and policies unless otherwise agreed by Lender.

Article 2 THE LOAN

2.1. Commitment to Lend; Purpose; Amount. Subject to the terms, provisions and conditions contained in this Agreement, Lender agrees to make Advances of the Loan to Borrower. The Advances shall not exceed in the aggregate the stated principal amount of the Loan.

2.2. Promissory Note. Borrower’s obligation to repay the Loan with interest in accordance with the terms of this Agreement shall be evidenced by the Note payable to the order of Lender.

2.3. Loan Documents. As security for the Note and the performance by Borrower of its obligations hereunder and thereunder, the following documents are being executed and delivered to Lender simultaneously herewith:

(a) A Second Open-end Mortgage and Security Agreement dated this date (as amended, modified or supplemented from time to time, the “Second Mortgage”) executed by Borrower in favor of Lender, encumbering the Premises, the improvements now or hereafter erected thereon, including the Improvements, and all building materials, equipment, furniture and fixtures necessary or incidental to the operation, use, and maintenance thereof, and all renewals and replacements thereof or additions thereto, all as more specifically described in the Second Mortgage;

(b) A Second Assignment of Leases and Rents dated this date (as amended, modified or supplemented from time to time, the “Second Assignment of Leases and Rents”) executed by Borrower in favor of Lender, assigning to Lender all of Borrower’s right, title and interest in and to all existing and future leases, rents and agreements of sale affecting all or any part of the Project including Approved Leases;

(c) A Second General Collateral Assignment and Security Agreement dated this date (as amended, modified or supplemented from time to time, the “Second General Collateral Assignment”) executed by Borrower in favor of Lender, pursuant to which Borrower assigns to Lender all of Borrower’s right, title and interest in and to all contracts, and agreements (including, without limitation, all development agreements, construction contracts, architect’s agreements and management agreements), licenses, permits, approvals, guarantees, and similar items with respect to the ownership, construction and operation of the Project;

(d) An Environmental Indemnity Agreement dated this date (as amended, modified or supplemented from time to time, the “Environmental Agreement”) executed by Borrower in favor of Lender, pursuant to which Borrower provides certain assurances and indemnities to Lender with respect to environmental matters;

(e) Financing Statements (as amended, modified or supplemented from time to time, the “Financing Statements”) executed by Borrower in favor of Lender, pursuant to which the personal property security interests granted to Lender in the Loan Documents are to be perfected;

(f) A Guaranty and Suretyship Agreement dated this date (as amended, modified or supplemented from time to time, the “Surety Agreement”) executed by Guarantors in favor of Lender, pursuant to which Guarantors jointly and severally guarantee and become sureties to Lender for the payment and performance of certain of Borrower’s obligations under this Agreement and under the other Loan Documents in accordance with the terms and conditions set forth therein;

(g) A Borrower’s Certificate dated this date (as amended, modified or supplemented from time to time, the “Borrower’s Certificate”) executed by Borrower, certifying copies of certain contracts and agreements.

Borrower shall execute and deliver such additional documents and instruments as Lender shall reasonably require in order to perfect Lender’s lien on or security interest in the foregoing property. This Agreement, the Note, the Second Mortgage, the Second Assignment of Leases and Rents, the Second General Collateral Assignment, the Environmental Agreement, the Financing Statements, the Surety Agreement and the Borrower’s Certificate, and all other agreements and instruments evidencing or securing the Loan, in each case as the same may be amended, modified or supplemented from time to time hereafter, are hereinafter collectively referred to as the “Loan Documents”. All of the Loan Documents shall be in form and substance satisfactory to Lender, and all necessary filing and recording fees with respect thereto shall be paid by Borrower. The Loan Documents shall be subordinate only to the interests of Lender under the Existing Loan Documents.

2.4. Additional Security. As additional security for the Note and all of Borrower’s obligations thereunder and hereunder, Borrower hereby irrevocably pledges and assigns to Lender and grants to Lender a first lien security interest in all of its right, title and interest in and to (i) all Loan funds held by Lender, whether or not disbursed, (ii) all funds deposited by Borrower with Lender or its designee under this Agreement or otherwise, (iii) all other bank accounts of Borrower and all reserves, deferred payments, deposits, refunds, cost savings and payments of any kind relating to the Project (collectively, the “Additional Security”).

(b) Borrower shall execute and deliver such additional documents and instruments as Lender reasonably shall require in order to perfect Lender’s lien on or security interest in any of the Additional Security, including a photocopy or reproduction of this Agreement (which shall be deemed to be a security agreement under the Uniform Commercial Code) or any Financing Statement. Borrower authorizes Lender or its designee to take any action and execute any instrument which Lender may reasonably deem necessary and appropriate to accomplish the purposes of the foregoing sentence.

Article 3 INTEREST RATE PROVISIONS

3.1. Interest Rates.

(a) Interest Rate. Subject to the provisions of subsection (b) hereof, interest on the outstanding principal amount of the Loan shall accrue during the Interest Period applicable thereto at a rate equal to the sum of the LIBOR Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date.

(b) Default Rate. The principal balance outstanding under the Loan and any other amounts payable under any of the Loan Documents from time to time shall bear interest at the Default Rate (i) following the occurrence and during the continuance of an Event of Default (regardless of whether payment of the Loan has been accelerated) and (ii) unless the term of the Loan is extended pursuant to written agreement between Borrower and Lender, between the Maturity Date and the date on which the Loan is paid in full.

(c) Usurious Rate. All agreements between Borrower and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Loan or otherwise shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the Closing Date; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Lender in the execution, delivery and acceptance of the Loan Documents to contract in strict compliance with the applicable laws from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Lender.

3.2. Computation of Interest. Interest shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed. Interest for any period shall be calculated from and including the first day thereof to but excluding the last day thereof.

3.3. Taxes. All payments by Borrower of principal of, and interest on, the Loan and all other amounts payable under this Agreement shall be made free and clear of and without deduction for any Taxes (other than franchise taxes and taxes imposed on or measured by Lender’s net income or receipts). In the event that any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any such Taxes pursuant to any applicable law, rule or regulation, then Borrower will

(i) pay directly to the relevant authority the full amount required to be so withheld or deducted,

(ii) promptly forward to Lender an official receipt or other documentation satisfactory to Lender evidencing such payment to such authority, and

(iii) pay to Lender such additional amount or amounts as may be necessary to ensure that the net amount actually received by Lender will equal the full amount Lender would have received had no such withholding or deduction been required.

(b) If any such Taxes are directly asserted against Lender with respect to any payment received by Lender under this Agreement, Lender may pay such Taxes and Borrower will promptly pay such additional amount (including any penalties, interest or expenses, unless the same result from Lender’s failure to pay any such tax when due if Lender received the tax bill at least fifteen (15) days before its due date) as is necessary in order that the net amount received by Lender after the payment of such Taxes (including any such Taxes on such additional amount) shall equal the amount Lender would have received had such Taxes not been asserted.

(c) If Borrower fails to pay any such Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify Lender for any incremental amount of such Taxes, interest or penalties that may become payable by Lender as a result of any such failure.

Article 4 LOAN PAYMENT PROVISIONS; MATURITY DATE

4.1. Interest and Principal Payments; Maturity Date.

(a) Interest on the unpaid principal balance of the Loan outstanding from time to time at the applicable rate determined pursuant to Article 3 shall be payable on each applicable Interest Payment Date beginning with the first Interest Payment Date following the Closing Date.

(b) The unpaid principal balance of the Loan then outstanding together with all accrued and unpaid interest shall become due and payable on the date which is thirty-six (36) months after the Closing Date (“Maturity Date”).

4.2. Prepayments. Borrower shall have the right to prepay all or any portion of the unpaid principal balance of the Loan, provided (i) Borrower shall give Lender notice of any prepayment of the Loan not less than fifteen (15) days before the date of such prepayment, and (ii) Borrower shall concurrently prepay a ratable portion of the Existing Loan. Notice of prepayment shall specify the amount of the prepayment, the date such prepayment is to be made and shall include a copy of the agreement of sale or commitment letter for refinancing precipitating such prepayment (if any).

4.3. Application of Payments. Any payment, whether voluntary or involuntary, shall be applied first to the payment of all fees, expenses and other amounts which may be payable to Lender under the Loan Documents up to the date of such payment (excluding principal and interest), then to accrued and unpaid interest under the Loan up to the date of such payment, and then to the outstanding principal balance of the Loan and the acceptance of any such prepayment when there is an Event of Default in existence under any of the Loan Documents shall not constitute a waiver, release or accord and satisfaction thereof or of any rights with respect thereto by Lender.

4.4. Late Payment Charge. There shall be a late payment charge computed at the rate of five cents ($.05) for each dollar (or part thereof) of any principal or interest amount not paid within ten (10) days after its due date.

4.5. Payments by Borrower in General. Time, Place and Manner. All payments due to Lender under the Loan Documents shall be made to Lender at the office designated for Lender in Section 11.1 or to such other Person or at such other address as Lender may designate by prior written notice to Borrower. Except as otherwise set forth in this Agreement, a payment shall not be deemed to have been made on any day unless such payment has been received by the required Person, at the required place of payment, in Dollars in funds immediately available to such Person, no later than 1:00 p.m. (Philadelphia, Pennsylvania time) on such day.

(b) No Reductions. All payments due to Lender under this Agreement and the other Loan Documents, shall be made by Borrower without any reduction or deduction whatsoever, including any reduction or deduction for any charge, set-off, hold back, recoupment or counterclaim (whether sounding in tort, contract or otherwise).

(c) Authorization to Charge Accounts. During the term of the Loan, all payments due to Lender under this Agreement and the other Loan Documents (including monthly installments on account of principal and interest) shall be made by direct debit from an account designated and maintained by Borrower with Lender, and Borrower shall execute Lender’s standard forms to authorize such direct debit; provided, however, that such authorization shall not relieve Borrower from any of its obligations under this Agreement or any other Loan Document. Borrower hereby authorizes Lender to charge any amounts due under this Agreement against any or all of the demand deposit or other accounts of Borrower with Lender (whether maintained at a branch or office located within or outside of the United States).

Article 5 REPRESENTATIONS AND WARRANTIES

5.1. Relating to Borrower and its Affiliates. Borrower represents and warrants to Lender that:

(a) Borrower is a single purpose limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has the power and authority to own and operate the Project, and is qualified to transact business in, and is validly subsisting under the laws of the Commonwealth of Pennsylvania. The sole member of Borrower is Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership (“Sole Member”). True and correct copies of the limited liability company agreement and Certificate of Formation, together with any and all amendments thereto for Borrower, have been furnished to Lender and the same are in full force and effect as of the Closing Date. None of the ownership interests of Borrower has been offered, issued, distributed or sold in violation of any state or federal securities laws.

(b) Sole Member is a limited partnership duly formed, validly subsisting and in good standing under the laws of the State of Delaware. The sole general partner of Sole Member is Cedar Shopping Centers, Inc., a Maryland corporation (“General Partner”). True and correct copies of Sole Member’s Partnership Agreement and Certificate of Limited Partnership, together with any and all amendments thereto, have been furnished to Lender and the same are in full force and effect as of the date of this Agreement. None of the ownership interests of Sole Member has been offered, issued, distributed or sold in violation of any state or federal securities laws.

(c) General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. General Partner owns 98% of the ownership interests in Sole Member. True and correct copies of General Partner’s Certificate of Incorporation and Bylaws, together with any and all amendments thereto, have been furnished to Lender and the same are in full force and effect as of the Closing Date. None of the shares of stock or other ownership interests of General Partner has been offered, issued, distributed or sold in violation of any state or federal securities laws.

(d) Existing Manager is Sole Member.

(e) Borrower has all requisite power and authority to own and operate the Project and to carry on its business as now conducted and as presently planned to be conducted. Without limiting the generality of the foregoing, Borrower: (i) has the power to engage in all the transactions contemplated by this Agreement, and (ii) has full power, authority and legal right to execute and deliver, and to comply with the provisions of this Agreement and the other Loan Documents to be executed by Borrower and all other documents relating hereto or thereto, which documents constitute the legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar Laws of general application affecting the enforcement of creditor’s rights.

(f) There is no suit, action, proceeding or investigation pending or to the knowledge of Borrower threatened against or affecting Borrower or the Project. There is no suit, action, proceeding or investigation pending or to the knowledge of Borrower threatened against Borrower or either Guarantor which, if adversely resolved, would: (i) adversely affect the Project, (ii) adversely affect the ability of Borrower or either Guarantor to perform its obligations under the Loan Documents or the ability of either Guarantor to perform any of his obligations under the Surety Agreement, as applicable, or (iii) adversely affect the business, operations, condition (financial or otherwise) or prospects of Borrower or either Guarantor.

(g) No consent, approval or other authorization of or by any court, administrative agency or other governmental authority is required in connection with the execution or delivery by Borrower of this Agreement or any other Loan Document or compliance with the provisions hereof or thereof.

(h) Neither the execution nor delivery of this Agreement or any other Loan Document will conflict with or result in a breach of any applicable Law of any court, administrative agency or other Governmental Authority, or of any agreement or other instrument to which Borrower is a party or by which it is bound, or constitute a default under any thereof, or except as expressly contemplated herein, result in the creation or imposition of any lien, charge or encumbrance upon any property of Borrower.

(i) The consolidated financial statements of Guarantors, copies of which have been furnished to Lender, fairly and accurately reflect the financial condition of each such Guarantor as of the dates thereof, and there has been no material adverse change in the financial condition of either such Guarantor since such dates.

(j) Any and all federal, state and local income tax returns required to have been filed by each Guarantor have been filed, or extensions for the filing thereof have been filed, and all taxes reflected upon any such tax returns, all past due taxes, interest and penalties and all estimated payments required to be paid to date have been paid.

(k) Neither Borrower nor either Guarantor has applied for or consented to the appointment of a receiver, trustee or liquidator of itself or any of its property, admitted in writing its inability to pay debts as they mature, made a general assignment for the benefit of creditors, been adjudicated a bankrupt or insolvent or filed a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, and no action has been taken by it for the purpose of effecting any of the foregoing. No order, judgment or decree has been entered by any court of competent jurisdiction approving a petition seeking reorganization of the Borrower or either Guarantor of all or a substantial part of the assets of the Borrower or either Guarantor, or appointing a receiver, sequestrator, trustee or liquidator of it or any of its property.

(l) Borrower has not entered into the Loan with the intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and, immediately following the execution and delivery of the Loan Documents, will exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed or contingent liabilities. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents, will not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

(m) Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

(n) No Default or Event of Default has occurred or exists under this Agreement or any other Loan Document or under any Existing Loan Document.

5.2. Relating to the Project. Borrower represents and warrants to Lender that:

(a) Borrower owns good and marketable fee simple title to the Project, subject to no lien, charge or encumbrance except those related to the Existing Loan and such as are listed as exceptions to title or exclusions from coverage in the title insurance policy being issued to Lender concurrently with the execution of the Second Mortgage and pursuant to Section 8.1(b).

(b) All personal property with respect to which Borrower has granted to Lender a security interest pursuant to any of the Loan Documents is otherwise owned by Borrower free and clear of all liens, encumbrances and security interests except those related to the Existing Loan.

(c) (i) The Project is subject to the leases listed and described on Exhibit B attached hereto and made a part hereof (“Existing Leases”). Except for the Existing Leases, the Project is not subject to any other leases, occupancy rights or similar arrangements. Except as may be set forth in Exhibit B, none of the Existing Leases has been amended, modified or supplemented in any respect or terminated or canceled. The Existing Leases represent the entire agreements between Borrower and the respective applicable tenants (“Existing Tenants”) with respect to the lease of the portions of the Project covered thereby. Each of the Existing Leases is in full force and effect. Borrower knows of no material defaults under Existing Leases in the aggregate which, in the judgment of Lender, could have a material adverse effect on the financial condition of Borrower or the Project. There are no existing defenses or offsets against the obligation to pay the rents or other charges due under any of the Existing Leases or against the enforcement of any of the Existing Leases by Borrower. Except as may be set forth in Exhibit B, there are no agreements covering free rent, partial rent, rebate of rental payments or any other type of rental concessions with respect to any of the Existing Leases. None of the Existing Leases contains any options or rights of first refusal to purchase any portion or all of the Project. There have not been any prepayments of any rent under any of the Existing Leases more than thirty (30) days in advance. Except as may be set forth in Exhibit B, there is no provision for the payment of any security deposit under any of the Existing Leases. Borrower has not mortgaged, assigned, pledged, granted a security interest in or otherwise encumbered its interest in any of the Existing Leases in favor of any person or entity other than Lender.

                                    (ii) Borrower has delivered to Lender a rent roll for the Project dated within thirty (30) days of the Closing Date, in form and substance reasonably satisfactory to Lender and certified as true and correct by Sole Member. For the twelve (12) month period immediately preceding the effective date of such rent roll, the pro forma Debt Service Coverage Ratio (on an “as is” interest only basis) is at least 1.50 to 1.

(d) No notice of taking by eminent domain or condemnation of any part of the Project has been received, and Borrower has no knowledge that any such proceeding is contemplated. No part of the Project has been damaged or injured as a result of any fire, explosion, accident, flood, or other casualty which is not now fully restored.

(e) The Premises constitutes a separate legally subdivided lot for purposes of real estate tax and assessment purposes.

(f) The Premises abut and have direct access to a legally open public right-of-way. All streets necessary for the full utilization of the Project for its intended purpose have been completed or, if not completed, are located within the boundaries of the Premises or the necessary rights of way therefore have been acquired by or dedicated to the appropriate Governmental Authority. All costs of street improvements to be completed by Borrower are included in the Schedule of Project Costs.

(g) Electricity, public potable water and public sanitary and storm sewerage facilities and natural gas service are connected to the Premises and are of sufficient capacity to service the Improvements. Sanitary sewerage facilities sufficient to serve the Improvements have been authorized by the reservation and allocation to the Project of irrevocable equivalent dwelling units (“EDUs”). All costs for installing and connecting all such utilities (including tap-in and connection fees) are included in the Schedule of Project Costs.

(h) (i) Except for building permits for the construction of Future Components, which will be obtained prior to commencement of construction of the applicable building, all necessary approvals from the Governmental Authorities having jurisdiction over the Project including, but not limited to, street openings, closings and relocations, zoning variances and permits, sewer allocation and construction agreements, environmental permits and approvals, building permits, highway occupancy permits, and subdivision and land development approvals (collectively, the “Governmental Approvals”), have been obtained for the construction of the Project and are final, unappealed, and unappealable, and remain in full force and effect. Borrower has satisfied all conditions imposed by any Governmental Authority on the grant of the Governmental Approvals required to be satisfied as of the Closing Date and necessary to construct the New Improvements except for the Future Components, and Borrower has full legal right to immediately commence construction of the New Improvements and diligently prosecute the same to completion.

(ii) Without limiting the generality of the foregoing, the Premises are located in the CG Zoning District (Commercial General) in East Pennsboro Township, and in the CS Zoning District (Regional Shopping Center District) in the Borough of Camp Hill and Borrower’s proposed development of the Project is in conformity with the use, zoning, bulk area and other requirements of the East Pennsboro Township and Camp Hill Borough Zoning Codes as applicable to it without need for any variances or special exceptions therefrom.

(i) Borrower has delivered to Lender true, correct and complete copies of the plans and specifications for construction of the New Improvements other than the Future Components (the “Plans and Specifications”). The Plans and Specifications are satisfactory to Borrower and have been approved by all applicable Governmental Authorities and any private party having the contractual right to approve all or part of the Plans and Specifications. Upon delivery to Lender of the plans and specifications for the Future Components as required in this Agreement, the term “Plans and Specifications” shall include such plans and specifications.

(j) Borrower has delivered to Lender a cost schedule, a copy of which is attached hereto as Exhibit C and made a part hereof (the “Schedule of Project Costs”), which shows all categories of costs projected to be incurred in connection with the Project, including the cost of construction of the New Improvements and certain related costs and expenses, and the expected sources of funds to pay such costs.

(k) The Project is not subject to any management agreement or similar arrangement other than the Management Agreement. True and correct copies of the Management Agreement, together with any and all amendments thereto, have been furnished to Lender and is attached to the Borrower’s Certification, and the Management Agreement has not been otherwise amended, modified or supplemented in any respect or terminated or cancelled. The Management Agreement represents the entire agreement between Borrower and Existing Manager with respect to the management of the Project. The Management Agreement is in full force and effect. There is no default in existence under the Management Agreement.

(l) True and correct copies of the Construction Contract, together with any and all amendments thereto, have been furnished to Lender and are attached to the Borrower’s Certification, and the Construction Contract has not been otherwise amended, modified or supplemented in any respect or terminated or cancelled. The Construction Contract represents the entire agreement between Borrower and General Contractor with respect to the construction of the Project. The Construction Contract is in full force and effect. There is no default in existence under the Construction Contract.

(m) True and correct copies of the Architect’s Agreement, together with any and all amendments thereto, have been furnished to Lender and is attached to the Borrower’s Certification, and the Architect’s Agreement has not been otherwise amended, modified or supplemented in any respect or terminated or cancelled. The Architect’s Agreement represents the entire agreement between Borrower and Architect with respect to the design of and architectural services for the Project. The Architect’s Agreement is in full force and effect. There is no default in existence under the Architect’s Agreement.

(n) True and correct copies of the Engineer’s Agreement, together with any and all amendments thereto, have been furnished to Lender and is attached to the Borrower’s Certification, and the Engineer’s Agreement has not been otherwise amended, modified or supplemented in any respect or terminated or cancelled. The Engineer’s Agreement represents the entire agreement between Borrower and Engineer with respect to the design of the Project. The Engineer’s Agreement is in full force and effect. There is no default in existence under the Engineer’s Agreement.

5.3. Material Facts. No statement of fact made by Borrower in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to Borrower that has not been disclosed to Lender which materially adversely affects, or, as far as Borrower can foresee, would materially adversely affect, the Project or the business operations or condition (financial or otherwise) of Borrower.

5.4. Survival of Representations. All of the representations and warranties of Borrower in this Agreement shall survive the making of this Agreement and shall be continuing. Each and every Application submitted by Borrower for an Advance under this Agreement shall constitute a new and independent representation and warranty to Lender that, except as provided in a written notice given by Borrower to Lender at or before delivery of such Application, such representations and warranties are true and correct in all material respects as of the date of each such Application.

Article 6 CONSTRUCTION MATTERS; CONSTRUCTION COVENANTS

6.1. Prosecution and Completion of Construction.

(a) To the extent not already commenced, Borrower shall commence construction of the New Improvements in accordance with the Plans and Specifications promptly after the Closing Date, and shall proceed diligently, employing sufficient workmen and supplying sufficient materials for that purpose, so that Completion of the New Improvements for which any portion of the Loan has been advanced shall occur no later than the date which is thirty-three (33) months after the Closing Date, which date shall not be extended by reason of Force Majeure (such date, whether or not construction is then completed, the “Completion Date”), which Completion Date is of the essence of this Agreement.

(b) For purposes of this Agreement, “Completion” of all or any portion of the New Improvements shall be deemed to have occurred only when each of the following shall have occurred:

(i) The construction of the applicable New Improvements shall have been completed substantially in accordance with the Plans and Specifications, as verified by a certification reasonably satisfactory to Lender from its Consultant or other architect acceptable to it stipulating that such New Improvements have been completed in conformity with the Plans and Specifications, in a good and workmanlike manner, are in satisfactory condition, and that all mechanical, electrical, plumbing, structural and roof systems are in acceptable operating condition;

(ii) Borrower shall have furnished to Lender final certificates of occupancy (subject only to satisfaction of non-material conditions) issued for such New Improvements as required by Governmental Authorities having jurisdiction thereof authorizing their use for the purposes for which they were designed, and such certificates are final, unappealed and unappealable and in full force and effect and such other permits and/or certificates (including a certificate of completion from the Architect) as shall be required to establish to the satisfaction of Lender that such New Improvements have been properly completed and the Project is not subject to any violations or uncorrected conditions noted or filed with any Governmental Authority;

(iii) Certificates of inspection and approval shall have been issued by all insurance bureaus and Governmental Authorities whose certificates or approvals are required for Borrower’s use of such New Improvements for the purposes for which designed.

(iv) Borrower shall have furnished to Lender evidence satisfactory to Lender that all utilities necessary or appropriate to serve such New Improvements have been connected and are fully operational for the purposes for which such New Improvements are designed;

(v) Borrower shall have submitted to Lender full and complete releases of liens from the General Contractor and each contractor, subcontractor and supplier, or other proof satisfactory to Lender, confirming that final payment has been made for all materials supplied and labor furnished in connection with such New Improvements or, if any dispute exists between Borrower and the General Contractor or any contractor, subcontractor or supplier, Borrower shall have deposited with Lender, or Lender shall withhold from any further Advance request (if applicable) an amount reasonably determined by Lender to be held by it in escrow until such dispute has been resolved or, if not resolved, to be applied by Lender in its sole discretion, or Borrower shall have delivered to Lender appropriate release bonds for the benefit of Lender in such amounts and on such terms and conditions as are reasonably acceptable to Lender, and Lender shall have received evidence satisfactory to it in its sole discretion that no such liens (other than those for which the payment thereof is secured as set forth above) may be placed against the Premises or New Improvements thereafter with respect to the construction of such New Improvements; and

(vi) Borrower shall have delivered to Lender a satisfactory as-built survey disclosing no conditions unacceptable to Lender and showing the location of all improvements, easements, rights-of-way and utilities (including all easements listed as exceptions on Lender’s title insurance policy), and containing a certification addressed to Lender in form and content satisfactory to Lender; and

(vii) Borrower shall have executed and delivered to Lender such affidavits and other evidence necessary to assure Lender that all costs and charges incurred in constructing and equipping such New Improvements have been paid, and that there is no other financing involved in connection therewith.

6.2. Change Orders. No amendment shall be made to the Plans or Specifications or to any part of the Construction Contract nor shall any change orders be made thereunder without the prior written consent of Lender, provided, however, that Lender’s consent shall not be required for (but Lender shall promptly receive copies of) any change orders which do not involve a change in the scope of the Project or a reduction in the value thereof so long as such change order does not (a) affect the structural portions of the New Improvements or affect the architectural, electrical, plumbing or mechanical portions of the New Improvements, (b) extend the Completion Date, (c) involve an expenditure of $50,000 or more as to any individual change order, and (d) involve, as to the aggregate of all change orders, an expenditure in excess of $500,000.

6.3. Contracts and Mechanics’ Liens.

(a) Borrower shall not engage any architect, engineer, contractor or material supplier who may be reasonably objectionable to Lender. Borrower shall submit all prime construction contracts to Lender for its review and approval.

(b) If any mechanics’ lien shall be filed against the Premises or the Improvements or any interest therein by reason of work, labor, services or materials supplied or claimed to have been supplied, or any municipal liens or other liens or encumbrances, other than those approved by Lender as hereinabove set forth, shall be recorded, filed or suffered to exist, and if any such mechanics’ lien or other lien or encumbrance is not discharged or bonded against to the satisfaction of Lender or proceedings to discharge them have not been commenced by Borrower within thirty (30) days after Borrower shall have been given written notice by Lender or by the claimant or otherwise of the filing or recording thereof, then Lender may, at its option, (i) pay and discharge the said lien or encumbrance, in which case the sum which Lender shall have so paid shall be accepted by Borrower as part of the Advances then due or thereafter to become due, (ii) require Borrower to pay and discharge the lien, by bonding or otherwise, using Borrower’s own funds for such purpose, (iii) require Borrower to deposit in a separate impressed account with Lender the amount required to pay and discharge the lien or encumbrance, or (iv) treat such occurrence as an immediate Event of Default.

6.4. Access to Construction; Inspection.

(a) Borrower agrees to provide and to cause to be provided to Lender and its authorized agents, at all times, facilities commonly made available by responsible contractors for the inspection of the Project, and to afford full and free access to Lender and its authorized agents to all plans, drawings and records with respect to the construction.

(b) Lender shall have the right to retain an independent architect or engineer (the “Consultant”) of its selection to act as Lender’s consultant in connection with the Loan and the construction of the New Improvements, to review the Plans and Specifications and make periodic inspections to verify the progress of construction and to review and approve Applications and change orders submitted hereunder. The fees and expenses of the Consultant shall be paid by Borrower promptly upon presentation of statements therefore or deducted from Advances hereunder, at Lender’s election.

(c) If an Event of Default occurs during any period that New Improvements are under construction on the Premises, Lender shall have the right to place upon the Premises a superintendent or inspector who shall require that the work be constructed in accordance with the Plans and Specifications. Such superintendent or inspector shall be paid a reasonable amount specified by Lender which shall be deemed to be an Advance of the Loan for the benefit of Borrower, and such amounts shall be evidenced by the Note and secured by the Mortgage.

(d) Although Lender may inspect the Plans and Specifications, the Schedule of Project Costs, cost estimates, actual construction, and other matters pertaining to the construction of the New Improvements, such inspections are solely for the protection of Lender as a lender, and Borrower understands that Lender is not making and will not make any warranties or representations as to any matters pertaining to the New Improvements (including, without limiting the generality of the foregoing, the sufficiency of the construction funds, the adequacy of the Plans and Specifications, or the proper performance by any contractor). Lender assumes no duty to Borrower to see to the proper construction of the New Improvements or the proper application of Advances, and Borrower retains sole responsibility regarding construction of the New Improvements and the proper application of Advances.

6.5. Construction Covenants. Borrower covenants as follows:

(a) The construction shall be performed strictly in accordance with all applicable Laws. In the event of any conflict between the Plans and Specifications and the provisions of any Law, and any departure from the Plans and Specifications by reason thereof, Borrower shall immediately notify Lender.

(b) The New Improvements when erected will be wholly within the title lines, building set-back lines, and building restriction lines, however established, and will not violate applicable use or other restrictions contained in prior conveyances, zoning laws or regulations, conditions of subdivision or land development approval or elsewhere, and Borrower will furnish satisfactory evidence with respect thereto. On or before the Closing Date, Borrower shall have provided Lender with a survey certified by a registered engineer or surveyor satisfactory to Lender, and/or such other evidence satisfactory to Lender, to the effect that (i) the property lines have been properly established, (ii) the New Improvements will be located within the building set back lines of the Premises and otherwise in accordance with the Plans and Specifications, and (iii) the location of the New Improvements complies with all applicable zoning, subdivision and land development ordinances and regulations and/or the requirements or conditions of the public authorities as stipulated in granting any permit or approval with respect to the Project.

(c) All materials delivered to the Premises by mechanics and material suppliers for the purpose of being used on or in connection with the construction on the Premises shall be considered annexed to and shall be a part of the Premises as if actually incorporated in the New Improvements, and shall be subject, as against Borrower and all parties acting or claiming under or through Borrower, to the rights, conditions, and covenants to which the Premises are subject under this Agreement (including, in particular, but without limitation, the lien of the Mortgage), but nothing herein contained shall require an Advance with respect to the said materials until all conditions herein to an Advance with respect thereto have been satisfied.

(d) Without the consent of Lender, Borrower shall not at any time during the performance by Borrower of anything agreed on Borrower’s part to be done hereunder make or permit any contract for materials or equipment of any kind or nature whatsoever to be incorporated in or to be a part of the Improvements, title to which is reserved under any conditional sale, chattel mortgage, bailment lease, secured transaction or otherwise in favor of a third party. Except for the Second Mortgage and such other liens and encumbrances as may have been approved in writing by Lender, Borrower shall keep the title to the Project unencumbered and free from any secondary mortgage, judgment, claim, lien or demand, or other legal action or obligation.

(e) Within five (5) days after receiving notice from Lender, Borrower will commence or cause to be commenced the removal from the Premises of all materials, whether worked or unworked, and all portions of the construction which Lender may reject as failing to conform to the Plans and Specifications, and will prosecute diligently, or cause to be prosecuted diligently, such removal. Borrower further agrees to make good all portions of the construction and other materials damaged by such removal.

Article 7 GENERAL COVENANTS

7.1. Financial Statements; Tax Returns. Borrower shall deliver or cause to be delivered to Lender:

(a) Within ninety (90) days after the end of each fiscal year of Borrower: (i) annual financial statements for Borrower for and as of the end of such year, which shall consist of a balance sheet, a statement of income and expense and a cash flow statement for the Project, which shall be prepared by management of Borrower and shall be certified as true, correct, accurate and complete by the Sole Member; (ii) a rent roll and a security deposit inventory for the Project, which shall be prepared by management of Borrower and certified as true, correct, accurate and complete by Sole Member; (iii) evidence of the insurance required by this Agreement; and (iv) if requested by Lender, evidence of payment of all real estate taxes that became due and payable during such period.

(b) On the earlier of (i) ninety (90) days after the end of each fiscal year of either Guarantor or (ii) ten (10) days after filing with the Securities and Exchange Commission, a copy of any and all Form 10-Ks filed by each Guarantor as so filed.

(c) Within ten (10) days after filing with the Securities and Exchange Commission, a copy of any and all Form 8-Ks filed by each Guarantor which describe a completed transaction, litigation or results of operations.

(d) Within thirty (30) days after the filing thereof copies of federal income tax returns for Borrower and each Guarantor, in each case certified as true and correct copies of such returns as filed by the preparer thereof.

(e) Such other financial information regarding Borrower and each Guarantor as Lender may reasonably request from time to time.

All such financial information pursuant to (a) and (e) shall be in a form reasonably acceptable to Lender.

7.2. Financial Covenants.

(a) At all times during the term of the Loan, Guarantors Leverage Ratio as determined as of each Calculation Date shall be less than seventy percent (70%). The Leverage Ratio covenant shall be tested by the Lender as of each Calculation Date, such calculation and results to be verified by the Lender. The financial information provided with respect to Guarantors pursuant to Section 7.1 shall include such information as required for Lender to make such verification.

(b) At all times during the term of the Loan, the pro forma interest only Debt Service Coverage Ratio shall be at least 2.00 to 1. Compliance or non-compliance, as the case may be, with the foregoing covenant regarding Debt Service Coverage Ratio shall be (i) tested annually at December 31 of each year, and (ii) calculated and certified by Borrower annually within 90 days after the end of each fiscal year of Borrower in the form attached hereto as Exhibit C.

7.3. Debt Service Coverage Ratio.

(a) Borrower shall deliver to Lender, with respect to (i) the verification of the representation and warranty set forth in Section 5.2(c)(ii), and (ii) the requirements to be satisfied in Section 7.2(c), financial information setting forth the basis for and calculation of Adjusted Net Operating Income of the Project and Debt Service Coverage Ratio, which information provided by Borrower to Lender shall be subject to review and confirmation by Lender (“Debt Service Coverage Determination”).

(b) For purposes hereof:

(i) “Debt Service Coverage Ratio” shall mean, for a particular twelve (12) month period, the ratio of Adjusted Net Operating Income of the Project for such twelve (12) month period to Debt Service for such twelve (12) month period; and

(ii) “Debt Service” shall mean an amount equal to the projected total interest payments which would be made under the Loan and Existing Loan for the immediately following twelve (12) month period (based upon and assuming an interest rate equal to the interest rate applicable to the Loan on the effective date of the Debt Service Coverage Determination, plus 50 basis points).

7.4. Reports. Borrower shall deliver or cause to be delivered to Lender:

(a) As soon as possible after Borrower has knowledge of the occurrence of any Default or Event of Default under this Agreement or any other Loan Document, a written statement by Borrower setting forth details of such Default or Event of Default, stating whether or not the same is continuing, and if so, the action that Borrower proposes to take with respect thereto;

(b) Promptly after receiving notice thereof, notice in writing of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, if an adverse result thereof could impose uninsured liability in excess of $25,000 on Borrower or in excess of $250,000 on either Guarantor, or could otherwise have a material adverse effect on the financial condition, prospects, property or business of Borrower or either Guarantor; and

(c) Such other information regarding the business, properties, condition and operations (financial or otherwise) of Borrower and Guarantor as Lender may at any time and from time to time reasonably request be furnished to it.

7.5. Maintenance of Existence; Composition; Business.

(a) Borrower shall maintain its existence as a single-purpose Delaware limited liability company. Borrower shall not permit Sole Member to pledge, assign or grant a security interest in or otherwise transfer any ownership interest in Borrower except as otherwise provided in Section 7.6

(b) Borrower shall cause Sole Member (A) to maintain its existence as a Delaware limited partnership and (B) to maintain General Partner as its sole general partner.

(c) Borrower shall cause General Partner to maintain its existence as a Maryland Corporation.

(d) Borrower shall not engage in any other business, venture or undertaking except the ownership, operation and development of the Project. Borrower shall not dissolve, merge or consolidate with any other Person or sell, transfer or otherwise dispose of any of its assets except in the ordinary course of business. Borrower shall not hold or acquire, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the Project, or become a shareholder of or a member or partner in any entity which acquires any property other than the Project, until such time as the Loan has been fully repaid and all Obligations are satisfied. Borrower’s limited liability company agreement shall limit its purpose to the acquisition, ownership and development of the Project, and such purposes shall not be amended without the prior written consent of Lender. Borrower covenants and agrees that:

(i) Borrower does not own and will not own any asset or property other than the Project and incidental personal property necessary for the ownership or operation of the Project;

(ii) Borrower will not engage in any business other than the ownership, management and operation of the Project and Borrower will conduct and operate its business as presently conducted and operated;

(iii) Borrower will not enter into any contract or agreement with any Affiliate except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any Affiliate;

(iv) Borrower has not incurred and will not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guarantying any obligation), other than as set forth in Section 7.7;

(v) Borrower has not made and will not make any loans or advances to any third party or to any Affiliate;

(vi) Borrower is and will remain solvent and will pay its debts from its assets as the same shall become due;

(vii) Borrower has done or caused to be done and will do all things necessary, to preserve its existence, and Borrower will not amend, modify or otherwise change its organizational documents in a manner which would adversely affect Borrower’s existence as a single-purpose entity; and

(viii) Borrower will maintain books and records and bank accounts separate from those of its Affiliates and, to the extent required by law, Borrower will file its own tax returns.

(e) Borrower shall not make any cash or other distributions (whether in the nature of a dividend, distribution, bonus, return of capital, return on capital, leasing commission, management fee or other payment to any Affiliate, principal, member, Guarantor or related entity, or otherwise) to any of its members or its or their Affiliates, unless in each case (i) sufficient Adjusted Net Operating Income of the Project to pay interest shall have been reserved for such purposes pursuant to Section 9.6, (ii) such distribution is otherwise in compliance with the Loan Documents and does not result (and will not foreseeably result) in a Default by the Borrower under any financial covenant in this Agreement or any Loan Documents, (iii) no Event of Default shall have occurred, (iv) no Default shall have occurred which has not been cured within the cure period applicable thereto, and (v) no more than three instances of Monetary Default, cured or uncured, shall have occurred in any twelve-month period, in each case under this Agreement or any Loan Document. Borrower shall not assume, guarantee, endorse or otherwise become contingently liable upon, or responsible for, any obligations of others, except to endorse checks or drafts in the ordinary course of business.

(f) Borrower shall advise Lender of the nature of any material changes in its limited liability agreement or Certificates of Formation promptly after any such changes, and Borrower shall not change its limited liability company or Certificate of Formation in any manner which would adversely affect its ability to perform or comply with any of its covenants or obligations under any of the Loan Documents and shall not change its fiscal year, without in each case obtaining the prior written approval of Lender.

7.6. Transfer of Project; Status of Title.

(a) Borrower shall not, without in each case obtaining Lender’s prior written consent, (i) except for an Approved Lease, sell or transfer, or further encumber, whether voluntarily, involuntarily or by operation of law, or contract to sell or transfer, the Project or any part thereof, directly or indirectly, including, but not limited to, by deed, installment sale, long-term lease or assignment of lease, or (ii) sell or transfer or permit any Person to sell or transfer, whether voluntarily, involuntarily or by operation of law, directly or indirectly, any ownership interest in the Borrower, provided that there may be transfers of up to 80% of the ownership interests in Borrower to an institutional investor so long as a Guarantor remains the sole managing member of Borrower and sole manager of the Project, and retains operational control of Borrower’s business. Any consent given by Lender hereunder shall pertain only to the proposed transfer for which the consent was requested and shall not obligate Lender to approve any further transfers or relieve any Person of liability to pay thereon. The Loan may not be assumed.

(b) Borrower shall not create or permit to exist any lien, encumbrance or security interest in favor of any third party with respect to the Project or any item or property owned by Borrower, whether or not a fixture, installed thereon or stored thereat and Borrower shall keep all such property free from any such lien or security interest other than those created in favor of Lender pursuant to the Loan Documents and liens for taxes not yet due and payable. In general, Borrower shall keep the title to the Project free of any matter which would impair Borrower’s ability to obtain permanent mortgage financing from an Eligible Institution.

7.7. Borrower Indebtedness. Borrower shall not at any time create, incur, assume or suffer to exist any indebtedness except (a) indebtedness represented by the Loan and Existing Loan, (b) other indebtedness of Borrower to Lender, and (c) accounts payable to trade creditors arising out of purchases of goods or services in the ordinary course of business, provided that (i) each such account payable is payable not later than thirty (30) days after the original invoice date according to the original terms of sale and (ii) each such account payable is not overdue by more than thirty (30) days according to the original terms of sale, unless Borrower is disputing the amount or validity of same in good faith and if greater than $25,000 the disputed amount has been deposited by Borrower into a separate impressed account with Lender.

7.8. Leases.

(a) Borrower shall not enter into any lease or similar agreement affecting any portion of the Project other than an Approved Lease. For purposes hereof, an “Approved Lease” shall mean:

(i) each Existing Lease;

(ii) any other fully executed lease between Borrower and a particular tenant relating to any portion of the Project which has been approved in writing by Lender; or

(iii) a Minor Lease on a lease form pre-approved by Lender.

In any event, not more than five percent (5%) of the Leasable Space at the Project shall be leased to any one or more Affiliates of Borrower or either Guarantor or any Person in which Borrower or Guarantor possesses an ownership interest.

Within fifteen (15) business days after receipt by Lender of Borrower’s written request for Lender’s approval or rejection of a proposed Approved Lease together with a copy of such proposed Approved Lease, Lender shall notify Borrower whether the proposed Approved Lease is approved or rejected. If Lender fails to so notify Borrower within such time period, Lender shall be deemed to have approved such proposed Approved Lease. Borrower shall deliver to Lender a true correct and complete copy of each Approved Lease within ten (10) days following its execution. In conjunction with the execution of an Approved Lease, the tenant thereunder shall execute an Estoppel Certificate and Subordination, Non-Disturbance and Attornment Agreement in form attached hereto as Exhibit E.

(b) Tenant security deposits shall be maintained in accounts with Lender and shall be fully funded and “in balance” at all times.

(c) Without in each case obtaining the prior consent of Lender (which shall not be unreasonably withheld), Borrower shall not, except in the case of Minor Leases, (i) cancel or terminate or accept the surrender of any Approved Lease other than by the terms of such Approved Lease or following a default by the tenant thereunder, (ii) amend, modify or otherwise change any such Approved Lease so as to decrease the term or reduce the rental due, or discount, compromise or forgive any amounts due, or diminish any tenant’s obligation with regard to the payment of taxes, insurance and other sums, (iii) permit the payment of rent more than thirty (30) days in advance of the due date under any such Approved Lease, or anticipate, encumber or assign the rents or any part thereof or any interest therein, (iv) release any guarantor or surety of any tenant’s obligations under any such Approved Lease, (v) waive any material default under or material breach of any such Approved Lease, or (vi) take any other action in connection with any such Approved Lease which would materially impair the value of the rights or interests of Borrower thereunder.

(d) Borrower shall promptly (i) perform all of the provisions of each Approved Lease on the part of the landlord thereunder to be performed, (ii) enforce all of the material provisions of such Approved Leases on the part of the tenants thereunder to be performed, (iii) appear in and defend any action proceeding arising under, growing out of or in any manner connected with such Approved Lease or the obligations of Borrower as landlord or of the tenants thereunder, (iv) deliver to Lender, within ten (10) Business Days after request by Lender, a written statement containing the name of all tenants, the terms of each Approved Lease and the spaces occupied and rentals payable thereunder, and a statement of any Approved Lease which is then in default, including the nature and magnitude of the default and (v) deliver to Lender, a copy of each Approved Lease not previously provided to Lender.

(e) Any early lease termination lump sum payment or other lump sum lease payment received by the Borrower from tenants under any Approved Lease shall be remitted to Lender to reduce the outstanding principal balance of the Loan. Payments of the Loan shall be applied to the outstanding principal balance of the Loan first and not the Existing Loan.

7.9. Development Agreements. Borrower shall not enter into any development agreement affecting any portion of the Project without in each case obtaining the prior written approval of Lender with respect to the identity of the proposed developer and the terms and conditions of the proposed development agreement, and Borrower shall not amend, modify or terminate any previously approved development agreement without in each case obtaining the prior written approval of Lender. Without limiting the generality of the foregoing, Borrower agrees, and each development agreement shall provide by its terms or in a separate document, that such development agreement shall be terminable without penalty or premium by Lender or its nominee following the occurrence of an Event of Default, and that all payments under such development agreement are under and subject and subordinate in lien and priority of payment to the payment of all principal and interest under the Loan. Borrower will cause the developer to promptly perform and observe all of the covenants required to be performed and observed by such developer under such development agreement, promptly notify Lender with respect to any default under such development agreement and promptly deliver to Lender a copy of each notice, report, plan or statement delivered by such developer to Borrower pursuant to such development agreement. As further security for the payment of the Loan, Borrower hereby assigns to Lender all of Borrower’s rights, privileges and prerogatives under any development agreement hereafter entered into by Borrower to amend, modify, terminate, cancel, exercise options of renewal or take any other action thereunder, and any such action by Borrower without the prior written consent of Lender shall be void and of no force or effect.

7.10. Management Agreements. Except for the Management Agreement, Borrower shall not enter into any management agreement affecting any portion of the Project without in each case obtaining the prior written approval of Lender with respect to the identity of the proposed manager and the terms and conditions of the proposed management agreement, and Borrower shall not amend, modify or terminate the Management Agreement or any previously approved management agreement without in each case obtaining the prior written approval of Lender. Without limiting the generality of the foregoing, Borrower agrees, and each management agreement including the Management Agreement shall provide by its terms or in a separate document, that such management agreement shall be terminable without penalty or premium by Lender or its nominee following the occurrence of an Event of Default under this Agreement or any other Loan Document, and that all payments under such management agreement are under and subject and subordinate in lien and priority of payment to the payment of all principal and interest under the Loan. Borrower will cause the manager to promptly perform and observe all of the covenants required to be performed and observed by such manager under such management agreement, promptly notify Lender with respect to any default under such management agreement and promptly deliver to Lender a copy of each notice, report, plan or statement delivered by such manager to Borrower pursuant to such management agreements. As further security for the payment of the Loan, Borrower hereby assigns to Lender all of Borrower’s rights, privileges and prerogatives under the Management Agreement and any other management agreement hereafter entered into by Borrower to amend, modify, terminate, cancel, exercise options of renewal or take any other action thereunder, and any such action by Borrower without the prior written consent of Lender shall be void and of no force or effect.

7.11. Property, Liability and Other Insurance. Borrower shall obtain and maintain during the term of the Loan, at its sole cost and expense and for the mutual benefit of Borrower and Lender, the following policies of insurance with respect to the Project:

(a) Insurance against loss or damage by fire, lightning, windstorm. hail, explosion, vandalism, acts of terrorism, malicious mischief and damage from aircraft and vehicles, and smoke damage from such other hazards as are presently included in standard “special coverage form” property insurance in the same geographic area in which the Project is located. The amount of such insurance shall be as required by Lender from time to time, but not less than 100% of the “full replacement cost” of the buildings, structures, improvements and fixtures without deduction for depreciation (but excluding the value of roads, foundations, parking areas and similar improvements). During any period while the New Improvements on the Premises are being constructed or reconstructed or rehabilitated, the fire insurance required pursuant to this Section 7.11 shall be in the form of a “builder’s risk” policy on a completed value basis, including collapse and transit coverage, with deductibles not to exceed $10,000, a “soft cost” endorsement in an amount satisfactory to Lender and such other endorsements as Lender may reasonably require.

(b) Flood insurance if any part of the Project is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Program, in an amount equal to the lesser of the stated principal amount of the Loan and the maximum limit of coverage available with respect to the Project under such program.

(c) Comprehensive general public liability insurance against claims for bodily injury or death and property damage occurring upon, in or about the Project to afford protection to the limit of not less than $1,000,000 per occurrence for bodily injury (including death) and property damage, with umbrella coverage of not less than $5,000,000. Such insurance shall be written on an “occurrence” basis rather than a “claims” basis to the extent obtainable at commercially reasonable rates.

(d) Worker’s compensation insurance in an amount equal to Borrower’s full statutory liability and covering all of Borrower’s employees wherever located.

(e) Business interruption or rent loss insurance each in an amount as required by Lender from time to time but not for a period in excess of twelve (12) months and based on gross rents payable under all leases of any part of the Project.

(f) Such other insurance on the Project, or any replacements or substitutions therefor, or additions thereto, and in such amounts as may from time to time be reasonably required by Lender against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated.

Borrower also shall comply with all requirements regarding insurance set forth in the Mortgage and, in the event of any conflict between the insurance provisions in this Agreement and such provisions in the Mortgage, such provisions in the Mortgage shall control.

All insurance shall be subject to the approval of Lender as to insurance companies, amounts, contents and form of policies and expiration dates, and shall contain a Non-Contributory Mortgagee clause in favor of and satisfactory to Lender excluding Lender from the operation of any coinsurance clause contained in any such policy and, as to the policies required under subsections (a), (b) and (e) hereof, naming Lender as lender loss payee. The policy required under subsection (c) hereof shall name Lender as additional insured party. All such policies shall be issued by companies licensed in the Commonwealth of Pennsylvania and having a Best’s financial rating of A- or better and a size class rating of VII or larger. Such policies shall not be canceled or otherwise terminated without at least thirty (30) days’ prior written notice to Lender. Such coverages may be effected under one or more blanket policies of insurance covering the Project and other properties provided that the coverages applicable to the Project are separately noted and such blanket policies are otherwise acceptable to Lender.

Borrower will deliver (or cause to be delivered) to Lender original certificates evidencing such insurance on or before the date hereof. Not less than fifteen (15) days prior to the expiration date of each such policy, Borrower will deliver (or cause to be delivered) to Lender original certificates evidencing renewal of such insurance. Borrower will not permit any condition to exist on the Project which would wholly or partially invalidate the insurance thereon.

7.12. Appraisals. In addition to the appraisals required pursuant to Section 8.1(b) Lender shall be entitled to order and obtain an appraisal of the Project at any time and from time to time during the term of the Loan. Such additional appraisals shall be paid for by Lender; provided, however, that upon the occurrence and during the continuance of an Event of Default under this Agreement or any other Loan Document, Borrower shall pay for such appraisals to the extent they are requested and provided to Lender not more than once during any twelve (12) month period.

7.13. Environmental Reports. In addition to the environmental report required pursuant to Section 8.1(b), Lender shall be entitled to order and obtain an environmental report of the Project at any time and from time to time during the term of the Loan. Such additional environmental reports shall be paid for by Lender; provided, however, that upon the occurrence and during the continuance of an Event of Default under this Agreement or any other Loan Document, Borrower shall pay for such environmental reports to the extent they are requested and provided to Lender not more than once during any twelve (12) month period.

7.14. Principal Office. Borrower shall maintain its principal office and/or the office where it keeps its books and records at 44 South Bayles Avenue, Port Washington, New York 11050 unless it gives Lender prior written notice of any proposed change in location thereof.

7.15. Books and Records. Borrower shall keep complete and accurate books and records in accordance with generally accepted accounting principles consistently applied. Borrower shall furnish to Lender all such written information relating to its affairs as may be reasonably requested by Lender from time to time.

7.16. Audit. Lender shall have the right at any time and from time to time, upon at least 72 hours prior notice, to audit the books and records of Borrower and Borrower shall be obligated to make available for any such audit all books, records and other information that Lender may request for such purpose and to cooperate fully with Lender in connection therewith.

7.17. Bank Accounts. Borrower shall maintain with Lender all bank accounts relating to the Project, including construction deposit accounts, operating accounts and security deposit accounts. In the event Borrower fails to comply with the requirements of this Section 7.17, then, in addition to such other rights and remedies as may be available to Lender as a result thereof, the Applicable Margin shall be increased by fifty (50) basis points.

7.18. Use of Proceeds. Borrower shall use the Loan proceeds solely for the payment of costs itemized in the Schedule of Project Costs, as the same may be amended from time to time with the prior written consent of Lender.

7.19. Regulation U. No portion of the proceeds of the Loan shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

7.20. Lender’s Costs. Borrower shall pay or reimburse Lender for all costs and expenses (including but not limited to reasonable attorneys’ fees) incurred by Lender in connection with the preparation, review, modification and enforcement of the Loan Documents and the collection of the Loan including, without limitation: (a) a $3,500 plan and cost review fee for In-Line Renovations and the New Giant Store; (b) an appraisal fee of $12,500; and (c) a one-time $85 First American Real Estate Tax Service fee, all of which shall be paid on the Closing Date. No fees shall be prorated or refundable.

7.21. Loan Fee. As compensation for the expenses of underwriting and evaluating the Loan, Borrower shall pay to Lender on the Closing Date the sum of $88,750 (“Loan Fee”), less any portion thereof previously paid by Borrower to Lender. Lender acknowledges receipt of a $30,000 non-refundable deposit which shall be applied to the Loan Fee at Closing. The Loan Fee shall be in addition to the interest and any and all other amounts which Borrower is required to pay under the Loan Documents. The Loan Fee shall not be prorated or refunded.

7.22. Brokers’ Fees. Borrower shall pay at Loan Closing any and all fees, commissions and other compensation payable to any broker, finder or other intermediary in connection with the Loan, and to indemnify, defend and hold harmless Lender from and against any and all claims, demands, losses or liabilities arising out of any claim for the payment of such charges.

7.23. Impound Payments. Borrower shall, upon receipt of written request from Lender after an Event of Default, pay to Lender contemporaneously with each monthly payment of interest, principal or principal and interest, a sum equal to one-twelfth (1/12th) of the hazard insurance premiums, real estate taxes, water rents or charges, sewer rents, payments in lieu thereof, special assessments and any other tax, assessment, lien, claim or encumbrance which may at any time be or become a lien on the Project prior to, or on a parity with, the lien of the Second Mortgage so as to enable Lender to pay the same at least thirty (30) days before they become due, and Lender shall, upon receipt of bills for such charges, pay the same from the sums deposited hereunder prior to interest and/or penalties accruing (provided Lender receives each bill at least fifteen (15) days before its due date). If special assessments against the Project may be paid in installments and Borrower elects to do so, the monthly payments to Lender for such special assessments shall be one-twelfth (1/12th) of the current annual installments. No amounts so paid shall be deemed to be trust funds but may be commingled with general funds of Lender, and no interest shall be payable thereon. If, pursuant to any provision of this Agreement, the whole amount of said principal debt remaining or any installment of interest, principal or principal and interest become due and payable, Lender shall apply any amounts so held in payment of the premiums or payments for which the amounts were deposited. If the taxes, assessments, levies, charges or fees required to be paid hereof shall exceed the estimate therefor, Borrower shall without demand forthwith make good the deficiency. Borrower will furnish bills for the above items to Lender promptly after receipt.

Article 8 CONDITIONS PRECEDENT TO LOAN ADVANCES

8.1. Initial Advance. The making of the initial Advance of the Loan by Lender to Borrower is subject to the satisfaction of the following conditions precedent:

(a) Delivery of Loan Documents. The Loan Documents shall have been properly executed by Borrower, each Guarantor and the other parties thereto, as applicable, and delivered to Lender. The Second Mortgage, Second Assignment of Leases and Rents, Financing Statements and other documents intended to be placed of record shall have been duly recorded or filed in the appropriate public offices.

(b) Delivery of Other Documents. The following shall have been delivered to Lender at Borrower’s expense, each of which must be in form and substance satisfactory to Lender:

(i) Appraisal. An appraisal of the Project on an “as is, “as completed” and “as stabilized” basis which shall be performed in accordance with the provisions of Title 11 of FIRREA by an MAI appraiser selected by or acceptable to Lender and paid for by Borrower, which shall indicate that the stated principal amount of the Loan is no greater than eighty percent (80%) of the fair market value of the Project on an “as stabilized” and fully built-out basis.

(ii) Environmental Report. An environmental transaction screen analysis of the Premises with a reliance letter addressed to Lender in form and substance satisfactory to Lender, performed at Borrower’s expense by an independent environmental engineer acceptable to Lender, including evidence of errors and omissions insurance in an amount not less than $1 million, together with reliance letters to Lender in form and substance satisfactory to Lender.

(iii) Soil Condition Report. An engineer’s report regarding the condition of the soil on the Premises addressed to Lender, which report shall be satisfactory in form and substance to Lender, and be performed at Borrower’s expense by an independent engineer acceptable to Lender.

(iv) Title Insurance. A marked-up title report of a reputable title insurance company satisfactory to Lender and licensed to do business in the Commonwealth of Pennsylvania, representing that company’s commitment to issue in favor of Lender, but at the expense of Borrower, a standard ALTA mortgagee title insurance policy, in the original insured amount of $35,500,000 insuring the lien of the Second Mortgage as a second lien on Borrower’s fee simple interest in the Project subordinate only to the Existing Loan, free and clear of all prior liens (including possible mechanics’ liens) and encumbrances, subject only to such objections and exceptions as Lender may approve and containing such affirmative endorsements as Lender may require. It shall also be Borrower’s responsibility to comply with any reinsurance requirements stipulated by Lender and to cause evidence of such reinsurance (with rights of direct access) to be provided in a form acceptable to Lender.

(v) Property, Liability and Other Insurance. Evidence of such insurance as Lender may require pursuant to Section 7.11 and the Mortgage.

(vi) Survey. A plan of survey of the Premises which satisfies the requirements of Section 6.5(b), prepared for and certified to Lender on Lender’s form by a registered land surveyor approved by Lender. The survey shall show the location and width of all easements and encroachments affecting the Project, the location of all Improvements, curb-cuts, flood hazard areas and bodies of water abutting the Project and all roads and utility lines abutting the Project and shall certify whether the roads are publicly dedicated. The survey shall comply with the minimum detail requirements for land title surveys as adopted by the American Land Title Association and American Congress on Surveying and Mapping, shall be dated currently and shall be otherwise satisfactory to Lender.

(vii) Separate Tax Lots. Evidence satisfactory to Lender that the Premises constitutes a separate lot for real estate tax and assessment purposes, and that the enforcement of any rights or remedies of Lender under the Loan Documents (including, without limitation, the right to cause any of the Premises to be sold at judicial or non-judicial sale) shall not be subject to or conditioned upon obtaining any Governmental Approvals.

(viii) Utility Services. Evidence that adequate utility services are available at the Premises, including water, sewer, electric and gas and a sufficient number of irrevocable EDUs have been reserved to assure adequate sanitary sewerage facilities for the Project.

(ix) Governmental Approvals; Compliance with Laws. Evidence satisfactory to Lender that all Governmental Approvals have been obtained for the subdivision of the Premises and the construction of the New Improvements (other than the Future Components) and that such Governmental Approvals are final, unappealed and unappealable, and remain in full force and effect, and that the ownership and operation of the Project is in compliance with all applicable Laws.

(x) Plans and Specifications. Not less than four (4) sets of the final Plans and Specifications for each of the New Improvements (other than for the Future Components), at least one set of which shall be initialed by Borrower and General Contractor responsible for the construction of the New Improvements detailed in such Plans and Specifications.

(xi) Waivers of Liens. To the extent permitted by applicable law, executed copies of waivers of liens signed by the contractors, original counterparts of which shall have been filed with the appropriate public office prior to commencement of any construction work. Such waivers of liens shall waive, to the full extent permitted by applicable law, the rights of the contractors and the rights of all subcontractors, laborers and material suppliers and parties acting through or under them, to file or maintain any mechanic’s liens or claims against the Project, all in such form and substance as may be required by Lender.

(xii) Construction Contract. Executed copies the Construction Contract, providing for construction of the New Improvements (other than the Future Components) as provided for therein in accordance with the Plans and Specifications for a guaranteed maximum price or fixed price (including cost of rock removal) consistent with the Schedule of Project Costs and Construction Cost Breakdown and otherwise satisfactory to Lender. The General Contractor shall be acceptable to Lender. As a condition to its approval of the Construction Contract, Lender may require the General Contractor to submit financial information to Lender sufficient for Lender to assess the experience, competency, and financial condition of the General Contractor. Notwithstanding the foregoing, Lender acknowledges that Ames Construction, Inc. is an acceptable General Contractor.

(xiii) Architect’s Agreement. An executed copy of the Architect’s Agreement relating to the design and construction of the New Improvements (other than for the Future Components).

(xiv) Engineer’s Agreement. An executed copy of the Engineer’s Agreement relating to the design and construction of the New Improvements (other than the Future Components).

(xv) Management Agreement. An executed copy of the Management Agreement, which shall be subject to review and approval by Lender. The Management Agreement shall provide by its terms or in a separate document that it shall be terminable without penalty or premium by Lender or its nominee following the occurrence of an Event of Default under this Agreement or any other Loan Document, that it is under and subject and subordinate in lien and priority to the Loan and the Loan Documents and that Existing Manager acknowledges and consents to the assignment of the Management Agreement to Lender.

(xvi) General Contractor’s Certificates. A Certificate from the General Contractor, whereby General Contractor acknowledges and consents to the assignment of the Construction Contract to Lender and provides certain assurances and covenants for the benefit of Lender.

(xvii) Architect’s Certificate. The Architect’s Certificate, whereby Architect acknowledges and consents to the assignment of the Architect’s Agreement and plans and specifications prepared by the Architect to Lender and provides certain assurances and covenants for the benefit of Lender.

(xviii) Engineer’s Certificate. The Engineer’s Certificate, whereby Engineer acknowledges and consents to the assignment of the Engineer’s Agreement and Plan and Specifications prepared by the Engineer to Lender and provides certain assurances and covenants for the benefit of Lender.

(xix) Prime Contract Certificates. Certificates from each contractor under a prime construction contract, whereby each such contractor acknowledges and consents to the assignment of such prime construction contract and any plans and specifications produced thereunder to Lender and provides certain assurances and covenants for the benefit of Lender.

(xx) Organizational Documents of Borrower. Copies of Borrower’s limited liability company agreement and Certificate of Formation, together with any amendments thereto, and resolutions or other evidence of authority of Sole Member authorizing the transaction contemplated by this Agreement, certified to be true, correct, accurate and complete by Sole Member, together with current good standing certificates for Borrower issued by the State of Delaware and subsistence certificate issued by the Commonwealth of Pennsylvania.

(xxi) Organizational Documents of Sole Member. Copies of Sole Member’s limited partnership agreement and Certificate of Limited Partnership, together with any amendments thereto, and resolutions or other evidence of authority of the partners of Sole Member authorizing the transaction contemplated by this Agreement, certified to be true, correct, accurate and complete by General Partner, together with good standing certificates for Sole Member issued by the State of Delaware.

(xxii) Financial Statements; Tax Returns. Current financial statements (including contingent liabilities and disclosure of all cash flow from, and equity in, real estate investment ventures and otherwise in form and content satisfactory to Lender) and the most recently filed federal tax returns for each Guarantor.

(xxiii) Legal Opinion. The favorable opinion of counsel to Borrower, Sole Member, General Partner and each Guarantor addressed to Lender, in form and substance satisfactory to Lender, covering such matters as Lender may require.

(xxiv) Deeds. The deed for the Project evidencing title in the Borrower.

(xxv) Construction Cost Breakdown. A detailed, line item project cost breakdown for the construction of the New Improvements attached to this Agreement as Exhibit D (“Construction Cost Breakdown”) which represents, inter alia (i) Borrower’s best estimate of the amounts which will be due from Borrower to all contractors, subcontractors and material suppliers performing services or supplying materials in connection with each and every category of work in connection with the construction on the Premises, (ii) total cost of the construction, and (ii) total cost of all other costs and expenses relating to the construction.

(xxvi) Governmental Approvals. The Governmental Approvals together with evidence that Borrower has satisfied all conditions imposed by such Governmental Approvals required to be satisfied and necessary to immediately commence construction of the New Improvements (other than for Future Components).

(xxvii) Plan and Cost Review. A Plan and Cost Review of the Project and Schedule of Project Costs satisfactory in form and substance to Lender and performed at Borrower’s expense by a consultant acceptable to Lender.

(xxviii) Existing Leases. Copies of the executed Existing Leases.

(xxix) Ownership Structure. Details of the ownership structure and percentage ownership interests of Borrower and Sole Member.

(xxx) Estoppel Certificates and Subordination, Non-Disturbance and Attornment Agreements. Executed estoppel certificates and subordination, non-disturbance and attornment agreements from all tenants under the Existing Leases in form attached hereto as Exhibit D.

(xxxi) Municipal Authority Agreements. Land development and improvement agreements with East Pennsboro Township, Camp Hill Borough and Pennsylvania Department of Transportation for construction of on-site and off-site public improvements, if required.

(xxxii) Amendment of Existing Loan Documents. A document amending and restating each Existing Loan Document in its entirety, such that it is identical in substance (other than principal amount) to the corresponding Loan Document. Borrower shall have paid a modification fee for the Existing Loan in the amount of $35,000, in lieu of the extension fee provided under the Existing Loan Documents.

(c) Other Documentary Requirements. Borrower shall have furnished to Lender such other instruments, documents and opinions as Lender shall require to evidence and secure the Loan and to comply with the provisions of this Agreement and the requirements of Governmental Authorities to which Lender is subject.

(d) Fees, Charges, and Premiums. Borrower shall have paid all premiums on insurance policies required by the Mortgage, all conveyancing and recording charges in connection with the closing of the Loan, the Loan Fee and all other fees due to Lender under this Agreement or any of the other Loan Documents or the Existing Loan Documents, all legal fees and disbursements of Lender’s attorneys in connection with this transaction, and for any transfer or documentary stamp taxes due under any Federal, State or municipal Law. All fees due to Lender under this Agreement or any of the other Loan Documents or the Existing Loan Documents shall be paid by Borrower promptly upon presentation of statements therefor or may be deducted from Advances hereunder, at Lender’s election.

(e) Debt Service Coverage Ratio. Debt Service Coverage Ratio for the Project on as “as is” interest only basis shall be at least 1.50 to 1.

8.2. All Advances. Each Advance of the Loan shall be subject to the satisfaction of each of the following conditions precedent:

(a) Representations and Warranties. All representations and warranties set forth in Article 5 shall remain true and correct in all material respects as of the date of such Advance.

(b) No Default. (i) no Event of Default shall have occurred, (ii) no Default shall have occurred which has not been cured within the cure period applicable thereto, and (iii) no more than three instances of Monetary Default, cured or uncured, shall have occurred in any twelve-month period, in each case under this Agreement or any other Loan Document; and there shall not have been any material adverse change in the financial condition of any Borrower, any Guarantor, or the Project.

(c) Title Insurance. At all times the Advances made by Lender hereunder are to be fully covered by title insurance, and Lender shall receive, at Borrower’s expense, a notice of title continuation or an appropriate endorsement indicating that, since the date of the last preceding Advance of the Loan, there has been no adverse change in the state of title theretofore approved by Lender, which notice or endorsement shall be binding on the insuring company or companies to the extent of the aggregate of all Advances previously made and the one being made in reliance thereon.

(d) Governmental Approvals. All Governmental Approvals (including building permits for buildings then under construction, but excluding other building permits) for the construction of the New Improvements for which payment is requested shall have been obtained and shall be final, unappealed and unappealable, and in full force and effect.

(e) Construction Cost Breakdown. Borrower shall have delivered a Construction Cost Breakdown in form and content satisfactory to the Lender.

(f) Waivers. General Contractor shall have filed or recorded a stipulation against or waiver of mechanics’ and material suppliers’ liens, binding upon General Contractor, and each of its respective subcontractors and material suppliers, in such form and substance, and at such time and in such office, as may be acceptable to Lender.

(g) Certifications. Lender shall have received written certification by Consultant, and if required by Lender, Borrower’s Architect and Engineer, that based on on-site observations, construction on the Premises are in accordance with the Plans and Specifications and the Construction Cost Breakdown. Such certification shall be in form and substance satisfactory to Lender.

(h) Foundation Certifications. Prior to the first Advance of the Loan for construction of each building which is not shown on the survey delivered on the Closing Date, Lender shall have received a written certification from Architect, Engineer or a registered professional land surveyor stating that based on personal inspection the foundations for such building have been excavated and laid out in accordance with the Plans and Specifications and are satisfactory in all respects. Such certification shall be in form and substance satisfactory to Lender.

(i) Other Certifications. Lender shall have received such other written certifications from Borrower, Consultant, General Contractor, and an independent architect or engineer as Lender may reasonably require to assess the progress of construction on the Premises and compliance with the provisions of this Agreement. Such certifications shall be in form and substance satisfactory to Lender.

(j) First Advance for Each Building. Prior to the first Advance of the Loan for construction of each building, Lender shall have received:

(i) Executed copies of Approved Leases for all Leasable Space in such building, on terms and conditions and executed by tenants satisfactory to Lender;

(ii) Plans and Specifications for such building. The Plans and Specifications shall be satisfactory to Borrower and Lender and shall have been approved by all applicable Governmental Authorities and any private party having the contractual right to approve all or part of the Plans and Specifications;

(iii) Executed copies of Construction Contracts providing for construction of such building in accordance with the Plans and Specifications for a guaranteed maximum or fixed price consistent with the Schedule of Project Costs and Construction Cost Breakdown and otherwise satisfactory to Lender. The general contractor shall be acceptable to Lender. As a condition to its approval of the Construction Contract, Lender may require the general contractor thereunder to submit financial information to Lender sufficient for Lender to assess the experience, competency, and financial condition of such general contractor; and

(iv) a plan and cost review for such building and Schedule of Project Costs in form and substance satisfactory to Lender and performed at Borrower’s expense by a consultant acceptable to Lender. Borrower shall pay a $750 plan and cost review fee for each building for which an Advance is requested (other than the New Giant Store and In-Line Renovations).

(k) Loan Balance and Equity. The Loan shall be “in balance” and Borrower shall have expended any additional equity as required under this Agreement.

(l) Fees, Charges, and Premiums. Borrower shall have paid all premiums on insurance policies required by the Mortgage, all conveyancing and recording charges in connection with the Advance, if any, and all other fees due to Lender under this Agreement or any of the other Loan Documents or the Existing Loan Documents, all legal fees and disbursements of Lender’s attorneys in connection with the Advance, and for any transfer or documentary stamp taxes due under any Federal, State or municipal Law. All fees due to Lender under this Agreement or any of the other Loan Documents or the Existing Loan Documents shall be paid by Borrower promptly upon presentation of statements therefor or may be deducted from Advances hereunder, at Lender’s election.

Article 9 LOAN ADVANCES

9.1. Advances. The Loan shall be disbursed by Lender in accordance with the terms and conditions hereinafter set forth, for payments due under construction contracts and equipment supply contracts, soft costs and other miscellaneous costs and expenses directly related to the construction and equipping of the New Improvements and included in the Schedule of Project Costs, and interest due Lender, subject to the maximum allocations for each category of costs set forth on the Schedule of Project Costs.

9.2. Submission of Applications; Additional Representations.

(a) All Advances shall be made by Lender to or for the benefit of Borrower, but not more often than once a month. All such Advances shall be made as the construction progresses upon written applications for payment (“Applications”) by Borrower which Applications, at Lender’s request, shall be accompanied by invoices or paid receipts of the persons or entities for whose labor or materials payment is being sought or other evidence of payment due which is acceptable to Lender. Applications shall be submitted only for work completed and materials, free of any lien, encumbrance or security interest, physically incorporated into the construction of the New Improvements or suitably stored on the Premises with Lender’s prior approval.

(b) Each Application, as thus submitted, automatically shall constitute a representation and certification by Borrower that (i) the work done and materials supplied to date are in accordance with the Plans and Specifications, (ii) the work and materials for which payment is requested have been physically incorporated into the construction of the New Improvements or suitably stored on the Premises, (iii) the value is as stated, (iv) with respect to each category of work for which payment is being sought, the amount of such payment together with all prior payments for such category represents a percentage of the total payments to be made for such category as shown on the Schedule of Project Costs which is no greater than the percentage of total work for such category which has been performed as of the date of the Application, (v) the work and materials conform with all applicable Laws and the requirements of the Governmental Authorities having jurisdiction of the Project, (vi) payment for the work and materials described in such Application has been made or will be made with the proceeds of the Advance for which the Application was submitted, (vii) (A) no Event of Default shall have occurred, (B) no Default shall have occurred which has not been cured within the cure period applicable thereto, and (C) no more than three instances of Monetary Default, cured or uncured, shall have occurred in any twelve-month period in each case under this Agreement or any other Loan Document, and (viii) each and all of the representations and warranties set forth in Article 5 continue to be true, correct, accurate and complete in all material respects. Lender reserves the right to approve the form and content of each Application and to verify the representations therein by an inspection of the Project. Each Application shall be subject to approval by Consultant.

(c) Within ten (10) Business Days after receipt of an Application, Lender will advance or disburse the amount requested, provided that after inspection and review Lender or Consultant has verified those representations and certifications required to be set forth in the Application pursuant to this Section 9.2, and provided further that all other conditions precedent to such Advance set forth in this Agreement have been satisfied. Borrower shall pay an inspection fee of $650 per Advance, for the services of Consultant in reviewing Applications and making inspections, which fee shall be automatically deducted from each Advance.

9.3. Advances of Loan Components. It is contemplated that the Loan will be advanced in three separate components shown on the Schedule of Project Costs as: (a) $25,350,000 for hard costs and soft costs for the Project plus the Hard Cost Contingency (the “Base Loan”), (b) $7,650,000 for construction costs of the Future Components, if constructed (the “Future Construction Component”) and (c) $2,500,000 for the construction costs of the New Giant Store in excess of $65 per square foot (the “Giant Accordion Component”). All Advances of the Base Loan, Future Construction Component and Giant Accordion Component are subject to the satisfaction of the terms and conditions set forth in this Article 9. Advances of the Future Construction Component and the Giant Accordion Component shall be subject to the following terms and conditions, as applicable:

(a) Advances for each of the Future Components shall be disbursed at the lower of cost (which shall be consistent with the plan and cost review therefor) or $6.15 for each $1.00 of Adjusted Net Operating Income of the Project generated on a pro forma basis by executed Approved Leases for such Future Component. All costs of any of the Future Components in excess of the amount available under the Future Construction Component of the Loan shall be funded by additional equity of Borrower on a first-in basis.

(b) Advances for the Giant Accordion Component shall be disbursed at the rate of $1.00 per square foot for each $0.95 per square foot of Giant base rental income in excess of $1,548,700 generated pursuant to Giant’s written election to pay additional rent under the executed Approved Lease for the New Giant Store (the “Giant Accordion Component Rent Increase Election”). All costs of the New Giant Store in excess of the amount available under the Base Loan and the Giant Accordion Component shall be funded by additional equity of Borrower on a first-in basis.

9.4. Limitations on Advances.

(a) Applications shall be submitted only for work completed and materials, free of any chattel mortgage, conditional sale, security interest or any other lien or encumbrance, physically incorporated into the construction or suitably stored on the Premises under adequate safeguards to minimize the risk of loss, theft, damage or commingling with other materials or delivered to a bonded warehouse under arrangements satisfactory to Lender and subject to such sublimits on Advances for materials not physically incorporated into the construction as Lender may from time to time reasonably impose. Each Application shall be subject to the approval of Lender as set forth in Section 9.2, but such approval shall not constitute an acceptance of any work or materials which may be defective or which may fail to comply with the Plans and Specifications.

(b) Borrower shall under no circumstances use any Advance for the payment of any item, purchase or obligation not directly connected with the construction, equipping or leasing of the New Improvements as shown on the Schedule of Project Costs. Any Loan proceeds not required for payment of approved costs as shown on the Schedule of Project Costs shall not be advanced.

(c) There shall be no Advance for construction of any building of the Future Components until Borrower has delivered to Lender one or more executed Approved Leases for full occupancy of all leasable space at such building ( the “Future Component Leases”). The Future Component Leases and the tenant or tenants thereunder shall be acceptable to Lender. As a condition to Lender’s approval of the tenant or tenants under the Future Component Leases, Borrower shall submit to Lender financial information for each tenant thereunder sufficient for Lender to assess the financial condition of each tenant.

(d) There shall be no Advances for the Giant Accordion Component until an executed copy of the Giant Accordion Component Rent Increase Election is delivered to Lender.

(e) There shall be no Advances for construction of any building for which the initial Advance was not made within twenty-seven (27) months after the Closing Date.

9.5. Municipal Site Improvements. It is anticipated that the Pennsylvania Department of Transportation, East Pennsboro Township, Borough of Camp Hill or other municipal authority (each, a “Municipal Authority”) may require the execution of a tri-party agreement (“Municipal Improvement Agreement”) by and among Municipal Authority, Borrower and Lender or the issuance by Lender for the account of Borrower and for the benefit of Municipal Authority of a letter of credit (“Municipal Letter of Credit”) to provide for and to secure the construction of certain on-site or off-site improvements relating to the Project (“Municipal Site Improvements”). In such event, Lender shall enter into the Municipal Improvement Agreement or issue the Municipal Letter of Credit, subject to the following conditions:

(a) the terms and conditions of the Municipal Improvement Agreement or Municipal Letter of Credit shall be satisfactory to Lender,

(b) the amount covered by the Municipal Improvement Agreement or the stated amount of the Municipal Letter of Credit shall not exceed the amount allocated to such Municipal Site Improvements in the Loan (or Borrower shall have funded such excess amount),

(c) the amount available to be withdrawn under the Municipal Improvement Agreement or Municipal Letter of Credit shall reduce on a dollar for dollar basis the amount of the Loan available for Advances to or for the benefit of Borrower until and except to the extent the Municipal Authority from time to time approves the ongoing completion of construction of the Municipal Site Improvements and thereby reduces the amount required to be held under the Municipal Improvement Agreement or available to be drawn under the Municipal Letter of Credit, or until the Municipal Authority requests an advance under the Municipal Improvement Agreement,

(d) the amount of any advance to or for the benefit of Municipal Authority under the Municipal Improvement Agreement or Municipal Letter of Credit shall be deemed to be an Advance for the benefit of Borrower,

(e) if any amounts remain available to be withdrawn under the Municipal Improvement Agreement or Municipal Letter of Credit on the Maturity Date, (i) Borrower shall execute and deliver to Lender a demand promissory note and provide to Lender cash collateral equal to the amount available to be withdrawn under the Municipal Improvement Agreement or Municipal Letter of Credit or (ii) Lender may make an Advance directly to the Municipal Authority in satisfaction of any further obligation under the Municipal Improvement Agreement or Municipal Letter of Credit, as Lender shall determine, and

(f) in the case of a Municipal Letter of Credit, (i) an annual fee (prorated for partial years) of one percent (1%) of the face amount thereof will be payable by Borrower to Lender annually in advance, (ii) a $250 issuance fee per Municipal Letter of Credit shall be payable by Borrower to Lender in advance and (iii) a $100 fee shall be paid by Borrower to Lender for each amendment to a Municipal Letter of Credit. No interest shall accrue on any amounts available to be withdrawn under the Municipal Improvement Agreement or Municipal Letter of Credit until actually withdrawn.

9.6. Hard Cost Contingency. Borrower acknowledges that the Loan includes a “Hard Cost Contingency” as shown on the Schedule of Project Costs. The Hard Cost Contingency may be advanced in Lender’s sole reasonable discretion for payment of costs attributable to the construction of the Improvements as documented by invoices and paid receipts and otherwise as provided in this Article 9.

9.7. Equity. The Project cost includes an amount allocated to Borrower as shown on the Schedule of Project Costs (“Equity”). Borrower’s current Equity is represented by its projected payment after the Closing Date of $1,726,894 for Interest Expense as shown on the Schedule of Project Costs. At all times the sum of (i) the total unexpended portion of Equity under the Schedule of Project Costs; (ii) the projected net operating income of the Project and (iii) the unadvanced portion of the Loan shall be sufficient in the judgment of Lender to pay all Project costs expected to be incurred through the Maturity Date. If, in the sole reasonable judgment of Lender, at any time such sums are not sufficient to pay all Project costs through the Maturity Date or if any amount allocated for Project costs in any category in the Schedule of Project Costs is not sufficient to pay in full the costs estimated to be incurred in such category through the Maturity Date, Borrower shall, within ten (10) days after the request of Lender, deposit in a separate cash collateral account with Lender an amount equal to the deficiency estimated by Lender. Lender shall not be obligated to make further Advances until such deposit is made by Borrower. Any sums so deposited by Borrower with Lender shall constitute additional collateral for Borrower’s obligations under the Loan Documents and, unless Lender otherwise agrees with Borrower at the time such deposit is made, the sums so deposited shall be advanced by Lender in accordance with the requirements and procedures set forth in this Agreement for payment of Project costs prior to any further Advances. Notwithstanding the foregoing, in lieu of funding such deficiency by the deposit of additional Equity by Borrower, Lender may elect, in its reasonable discretion and at the request of Borrower, to allocate amounts in the Hard Cost Contingency or to reallocate amounts remaining in some other category in the Schedule of Project Costs in which there has been a demonstrated cost savings in order to cover such deficiency.

9.8. Retainage. Until fifty percent (50%) of the construction work is completed as determined by Lender based on the reports of the Consultant, all Advances on account of so-called “hard costs” (as denoted on the Schedule of Project Costs) of construction of the New Giant Store, Orthopedic Center and the Future Components shall be limited to ninety-five percent (95%) of the cost of work in place as determined by Lender. After fifty percent (50%) of the construction of a building is completed as determined by Lender based on the reports of the Consultant, all Advances on account of construction of such building shall be for one hundred percent (100%) of the cost of work in place as determined by Lender. After substantial completion of the construction work for a building, as determined by Lender based on the reports of the Consultant, Lender shall release the retainage applicable to each subcontractor or material supplier which has submitted a release of lien for all work to date for such completed building. Advances for so-called “soft costs” (as denoted on the Schedule of Project Costs) shall not be subject to retainage. Lender shall not be obligated to advance the balance of the retainage until Completion of the New Improvements has occurred.

9.9. Payor; Payees. Unless otherwise required by the title insurance company insuring the Mortgage, prior to the occurrence of a Default (cured or uncured), Lender shall make all Advances by deposit to the account of Borrower with Lender as shall have been specified in its Advance request. At any time after the occurrence of a Default (cured or uncured), Lender may make Advances by wire transfer or joint check to the order of the contractor, subcontractor, material supplier or any other Person ultimately entitled thereto. All disbursements to Persons other than Borrower shall be deemed made for the use and benefit of Borrower with the same force and effect as if advanced directly to Borrower.

9.10. Advances to Preserve Security for Loan. Notwithstanding anything to the contrary contained herein, Lender shall have the right, in its absolute discretion, to apply any portion of the Loan, without Borrower having requested an Advance, for the payment of any cost Lender deems necessary to maintain or preserve the security for the Loan; provided, however, that Lender shall not be obligated to make any such Advance and shall incur no liability for its failure to do so. Any such Advance shall be deemed to have been made pursuant to this Agreement and not in modification hereof. Lender shall also have the right to apply any portion of the Loan to the payment of any settlement costs, taxes, special assessments, to cure an Event of Default or, following and during the continuance of an Event of Default, to payment of any charge or expense which may have been incurred or assumed by Lender in connection with this Agreement.

9.11. Limitation of Lender’s Liability.

(a) Inquiry by Lender. Notwithstanding anything to the contrary contained herein, Lender shall in no event be obligated to inquire into the accuracy or correctness or reasonableness of the Schedule of Project Costs supplied by Borrower, nor shall Lender have any obligation or duty to Borrower or to any other Person, including, without limitation, any contractors, subcontractors, material suppliers, to ascertain whether or not the payments made by Lender correspond in amount to the sums to which the payee or payees are entitled under the terms of the Schedule of Project Costs, Application or any other document or documents relating thereto or whether the Person to whom or to which the payment is made is the proper recipient thereof and, in that connection, it is expressly agreed that Lender shall not have any liability as a result of the making or withholding of any payment even if the acts of Lender are negligent.

(b) Lender’s Liability to Borrower. Borrower has selected and will select all those furnishing services or materials to or for the construction of the New Improvements, and Lender has not had and shall not have any responsibility whatsoever for their selection or for the quality of their materials or workmanship, it being understood and agreed that Lender’s sole function is that of lender and the only consideration passing from Lender to Borrower are the Loan proceeds in accordance with and subject to the terms of this Agreement. Neither Borrower nor any other Person shall have any right to rely on any procedures required by Lender herein, such procedures being solely for the protection of Lender as lender.

(c) Lender’s Liability to Third Parties. The rights and benefits of this Agreement shall not inure to the benefit of any third party, except as provided in Section 11.9 of this Agreement. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, or any conduct or course of conduct by Borrower or Lender or their respective Affiliates, neither this Agreement nor any such Loan Documents shall be construed as creating any rights, claims or causes of action against Lender in favor of any Persons furnishing services or materials to or for the construction of the New Improvements, or their respective creditors or any other Person other than Borrower. Without limiting the generality of the foregoing, disbursements or Advances made directly to any contractor, subcontractor, laborer, material supplier or any third parties pursuant to this Agreement shall not be deemed a recognition by Lender of a third party beneficiary status for any such Person.

9.12. Deduction of Fees. All fees due to Lender under this Agreement or any of the other Loan Documents or the Existing Loan Documents shall be paid by Borrower promptly upon presentation of statements therefor or may be deducted from Advances hereunder, at Lender’s election.

Article 10 EVENTS OF DEFAULT

10.1. Events of Default. The occurrence of any one or more of the following shall, at the option of Lender, constitute an event of default (each, an “Event of Default”) hereunder (except for defaults under subsection 10.1(e) or (f) below, each of which shall automatically and without any action by Lender constitute an Event of Default hereunder):

(a) Any representation or warranty or financial statement of Borrower or either Guarantor under this Agreement or under any other Loan Document shall be untrue in any material adverse respect when made (including by omission of material information necessary to make such representation or warranty or financial statement not misleading);

(b) Borrower shall have failed to observe and perform any of the terms, covenants, promises and agreements on its part to be observed and performed under this Agreement (specifically including, without limitation, the covenants set forth in Section 7.2) or any of the other Loan Documents and, except for the events specified in the following subsections of this Section 10.1 (which shall be subject to the grace or cure periods, if any, provided therein), such Default shall not have been cured within thirty (30) days after written notice of such Default shall have been given to Borrower; provided that, if such Default is curable but not reasonably capable of cure within such thirty (30) day period, Borrower shall have such further period, not to exceed a period of sixty (60) days in the aggregate, as may be required to cure such Default, on the condition that Borrower commences such cure within the original thirty (30) day period and thereafter diligently prosecutes such cure to completion;

(c) Borrower shall have failed to make any payment of principal or interest on the Loan when due, and such Default, other than with respect to the final payment of principal on the Maturity Date, whichever is applicable (as to which no cure period applies), shall not be cured within five (5) days after notice of such failure to pay when due;

(d) An Event of Default shall have occurred under any other Loan Document or an event of default shall have occurred under the Existing Loan or Existing Loan Document;

(e) A petition shall have been filed by Borrower or either Guarantor under any of the provisions of the United States Bankruptcy Code, as amended, or any other Federal or state insolvency or similar Law; or such petition shall have been filed against Borrower or either Guarantor or a receiver shall have been appointed in a debtor’s proceeding for Borrower or either Guarantor or any part of its property or assets, or for the Premises or the Improvements, and such petition or receivership shall continue unstayed and in effect for a period of sixty (60) days;

(f) Borrower or either Guarantor shall have made an assignment for the benefit of its creditors;

(g) There shall have occurred a material adverse change in the financial condition of Borrower or either Guarantor, as reasonably determined by Lender;

(h) Any execution shall have been levied against any part of the Project and shall continue unstayed and in effect for a period of sixty (60) days;

(i) Work on the construction of any building of the New Improvements shall be discontinued for thirty (30) consecutive days for any reason whatsoever; subject to Force Majure.

(j) Borrower shall fail to comply with any requirements of Governmental Authorities having jurisdiction of the Project within the time required by such Governmental Authority;

(k) Material events of default shall have occurred under: (i) two Major Leases; (ii) one Major Lease and non-Major Leases of 10,000 or more square feet in the aggregate of Leasable Space; or (iii) non-Major Leases of 20,000 or more square feet in the aggregate of Leasable Space.

(l) Any party shall obtain an order or decree in any court of competent jurisdiction enjoining or delaying the Project or enjoining or prohibiting the carrying out of the terms and conditions hereof and such order or decree is not vacated or stayed within thirty (30) days;

(m) Borrower shall have submitted an Application and shall have been unable to satisfy any condition to its right to the receipt of the Advance for which it was submitted for a period in excess of thirty (30) days after its submission;

(n) Any material Governmental Approvals issued for the Project, or any of them, shall be revoked, and shall not be reinstated in all material respects within thirty (30) days of revocation;

(o) The Improvements shall be materially damaged or destroyed by fire or other casualty (for which the cost of restoration is not fully insured or, if not fully insured, Borrower shall have failed to deposit with Lender the difference between the insurance proceeds received and the cost of restoration in accordance with the terms of the Mortgage) or any material part of the Premises shall be condemned, or any other event shall occur in such manner as to preclude, in the judgment of Lender, the Completion of the New Improvements by the Completion Date;

(p) Completion of the New Improvements shall not have occurred on or before the Completion Date;

(q) Except with the prior written consent of Lender, any Approved Lease other than a Minor Lease shall be terminated, unless the entire rent for the balance of the term thereof shall have been paid.

(r) Any Municipal Authority shall have sought payment from Lender under any of the Municipal Improvement Agreements or drawn payment under any Municipal Letter of Credit.

10.2. Acceleration and Remedies. Upon the occurrence of any Event of Default, in addition to any other rights or remedies available to it hereunder or under any other Loan Document or at law or in equity, Lender may exercise any or all of the following rights and remedies as it may deem necessary or appropriate:

(a) Declare the outstanding principal balance of the Loan, together with all accrued and unpaid interest thereon and all other sums due hereunder or under any other Loan Document, to be immediately due and payable in full;

(b) Cease making any further disbursements or Advances hereunder;

(c) Enter upon the Premises and take possession thereof, together with the Improvements in the course of construction or completed and all materials, supplies, tools, equipment and construction facilities and appliances located thereon, and proceed either in the name of Lender or in the name of Borrower as the attorney-in-fact of Borrower (which authority is coupled with an interest and is irrevocable by Borrower) as Lender shall elect, to complete the New Improvements at the cost and expense of Borrower. If Lender elects to complete or cause the New Improvements to be so completed, it shall have the right at any time to discontinue any work without liability. If Lender elects to complete or cause the New Improvements to be so completed, it shall not assume any liability to Borrower or any other Person for completing the New Improvements or for the manner or quality of construction of the New Improvements except arising from gross negligence or willful misconduct of Lender, and Borrower expressly waives any such liability. In addition, it may complete or cause the New Improvements to be completed according to the terms of the Plans and Specifications or according to such changes, alterations or modifications in and to the Plans and Specifications as Lender shall deem expedient or necessary and Lender may enforce or cancel all contracts entered into as aforesaid or make other contracts which Lender, in its sole discretion, may deem advisable, and Borrower shall be liable to pay Lender upon demand any amounts reasonably expended by Lender or its representatives for such performance, together with any reasonable costs, charges or expenses incident thereto or otherwise incurred or expended by Lender or its representatives on behalf of Borrower in connection with the New Improvements, and the amounts so expended shall bear interest at the Default Rate set forth in the Note and shall be considered part of the indebtedness evidenced by the Note and secured by the Mortgage. Borrower irrevocably appoints Lender as its attorney-in-fact, with full power of substitution, to complete the New Improvements in Borrower’s name, or Lender may elect to complete construction in its own name;

(d) Exercise all other remedies available to Lender under any of the Loan Documents (subject to any applicable limitations on liability contained in the Loan Documents), or available to Lender under applicable Law, it being the intention of the parties that the remedies provided in this Agreement shall be in addition to and not in substitution of the rights and remedies which would otherwise be vested in Lender at law or in equity, all of which rights and remedies are specifically reserved by Lender, and the failure of Lender to exercise any remedy herein provided shall not constitute a waiver by Lender nor preclude the resort to any other appropriate remedy or remedies herein provided or prevent the subsequent or concurrent resort to any other remedy or remedies which by law or equity shall be vested in Lender for the recovery of damages or otherwise in the event of a breach of any of the undertakings of Borrower hereunder, and any waiver by Lender of any rights or remedies hereunder must, to be effective, be in writing, and such waiver shall be limited in its effect to the condition or default specified therein, but no such waiver shall extend to any subsequent condition or default or impair any right consequent thereon;

(e) If an Event of Default specified in subsections (e) or (f) of Section 10.1 shall occur or exist, then, in addition to all other rights and remedies which Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the unpaid principal amount of the Loan, interest accrued thereon and all other obligations of Borrower to Lender shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue, and in addition, Lender may exercise such other remedies as may be available to Lender under applicable Law;

(f) It is agreed that, in addition to all other rights hereunder or under Law, Lender shall have the right to institute proceedings in equity or other appropriate proceedings for the specific performance of any covenant or agreement made in any of the Loan Documents or for an injunction against the violation of any of the terms of any of the Loan Documents or in aid of the exercise of any power granted in any of the Loan Documents or by Law or otherwise;

(g) Lender shall have and is hereby granted, as security for all liabilities of Borrower to Lender, a right of set-off, a lien upon and a security interest in all property of Borrower now or at any time hereafter in Lender’s possession in any capacity whatsoever, including, without limitation, any balance or share of any deposit, trust or agency account;

(h) In the event that any proceeding is instituted on this Agreement or judgment is entered on any note, bond, separate warrant of attorney or mortgage for recovery and reimbursement of any sum expended by Lender or its representatives in connection with the completion of the New Improvements, a statement of such expenditures, verified by the affidavit of an officer of Lender, shall be prima facie evidence of the amounts so expended and of the propriety of and necessity for such expenditures, and the burden of proving the contrary shall be upon Borrower;

(i) During the continuance of any Event of Default, Lender is appointed as attorney-in-fact of Borrower for the purposes of carrying out the provisions of this Section 10.2 and taking any action and executing any instruments which Lender may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

Article 11 MISCELLANEOUS

11.1. Notices. Unless otherwise expressly provided under this Agreement all notices, requests, demands, directions and other communications (collectively “notices”) given to or made upon any party under the provisions of this Agreement (and unless otherwise specified, in each other Loan Document) shall be in writing and shall be delivered by nationally recognized overnight courier or U.S. certified or registered mail, return receipt requested, to the respective parties at the following addresses or in accordance with any subsequent unrevoked written direction from any party to the others:

If to Borrower:

Cedar-Camp Hill, LLC
c/o Cedar Shopping Centers, Inc.
44 South Bayles Avenue
Suite 304
Port Washington, NY 11050
Attention: Leo Ullman
Fax No. 516.767.6497

with a copy to:

Stuart H. Widowski, Esquire
c/o Cedar Shopping Centers, Inc.
44 South Bayles Avenue, Suite 304
Port Washington, NY 11050
Fax No. 516.767.6497

If to Lender:

Citizens Bank of Pennsylvania
2001 Market Street, 6th Floor
Philadelphia, Pennsylvania 19103-7053
Attention: Robert L. Schopf, Real Estate Department
Fax No. 215.751.1542

with a copy to:

Pepper Hamilton LLP
200 One Keystone Plaza
North Front and Market Streets
P.O. Box 1181
Harrisburg, Pennsylvania 17108-1181
Attention: Timothy B. Anderson, Esq.
Fax No. 717.238.0575

All notices shall, except as otherwise expressly provided in this Agreement, be effective (a) if given by U.S. certified or registered mail, return receipt requested, three (3) Business Days after such communication is deposited in the mails, and (b) if given by nationally recognized overnight courier, one (1) Business Day after deposited with such courier.

11.2. Prior Understandings; Entire Agreement. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein except as expressly provided otherwise. This Agreement and the other Loan Documents represent the entire agreement between the parties to this Agreement with respect to the transactions contemplated hereby or thereby and, except as expressly provided herein or in the other Loan Documents, shall not be affected by reference to any other documents.

11.3. Severability. Every provision of this Agreement and each of the other Loan Documents is intended to be severable, and if any term or provision of this Agreement or any other Loan Document shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction. this Agreement shall, as to such jurisdiction, be deemed amended to modify or delete, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it or them valid and enforceable to the maximum extent permitted by applicable Law, without in any manner affecting the validity or enforceability of such provision or provisions in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.4. Descriptive Headings; Governing Law. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the provisions of this Agreement. This Agreement and the rights and obligations of the parties under this Agreement and under any other Loan Document shall be construed in accordance with and shall be governed by the laws of the Commonwealth of Pennsylvania.

11.5. Publicity. Lender may, at its option and in such manner as it may determine, announce and publicize the source of the financing for the Improvements. In conjunction therewith, Lender may deliver to the Premises one sign for display indicating that it is providing financing for the New Improvements. As to such sign, Borrower shall, at its expense, provide a prominent location for its display, shall cause the sign to be displayed in such place by suitably affixing the sign to a structure and shall maintain the display of such sign for the duration of the construction of the New Improvements. Borrower shall be responsible for securing and paying for any and all permits required by the local authorities for any such sign. The content of the sign and all other publicity shall be subject to Borrower’s reasonable approval.

11.6. Non-Merger of Remedies. The covenants and obligations of Borrower and the rights and remedies of Lender hereunder and under the other Loan Documents shall not merge with or be extinguished by the entry of a judgment hereunder or thereunder, and such covenants, obligations, rights and remedies shall survive any entry of a judgment until payment in full of the Obligations. All obligations under the Loan Documents shall continue to apply with respect to and during the collection of amounts due under the Loan Documents or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and in any workout, restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms of this Agreement or of any rights under this Agreement or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings. Without limiting the generality of the foregoing, the post-judgment interest rate shall be the applicable Default Rate.

11.7. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of Lender in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of Lender under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which Lender would otherwise have hereunder or thereunder, at law, in equity or otherwise. Any waiver of a specific default shall be effective only as to such specific default and shall not apply to any subsequent default.

11.8. Amendments. Any term, covenant, agreement or condition of any Loan Document to which Lender is party may be amended, and any right under the Loan Documents may be waived, if, but only if, such amendment or waiver is in writing and is signed by Lender.

11.9. Successors and Assigns.

(a) Assignments by Borrower. Without the prior written consent of Lender, Borrower may not assign any of its rights or delegate any of its duties or obligations under this Agreement or any other Loan Document.

(b) Participations by Lender. Lender may, at no cost or liability to Borrower or Guarantor, sell participations to one or more Eligible Institutions of all or a portion of its rights and obligations under this Agreement; provided, however, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to Borrower for the performance of its obligations under this Agreement, (iii) all amounts payable by Borrower under this Agreement shall be determined as if Lender had not sold such participation and no participant shall be entitled to receive any greater amount pursuant to this Agreement than Lender would have been entitled to receive in respect of the amount of the participation transferred by Lender to such participant had no such transfer occurred, (iv) such participant shall agree to be bound by the provisions of this Agreement and the other Loan Documents, and (v) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement, and Lender shall retain the sole rights and responsibility vis-à-vis Borrower to enforce the obligations of Borrower relating to the Loan including the right to approve any amendment, modification or waiver of any provision of this Agreement.

(c) Assignments by Lender. Lender shall have the unrestricted right at any time or from time to time, at no cost or liability to Borrower or Guarantor, and without Borrower’s or Guarantors’ consent, to assign all or any portion of its rights and obligations under the Loan to one or more assignees (each, an “Assignee”), and Borrower and each Guarantor agree that it shall execute, or cause to be executed, such documents, instruments and agreements executed in connection herewith as Lender shall reasonably deem necessary to effect the foregoing. In addition, at the request of Lender and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Lender and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between Lender and such Assignee, and Lender shall be released from its obligation hereunder and thereunder to a corresponding extent. Borrower shall respond to a reasonable request to furnish information concerning Borrower in its possession from time to time (but not more than three times during the term of the Loan) to prospective Assignees, provided that Lender shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information. Prior to the occurrence of an Event of Default, the Assignee shall be an Eligible Institution. After the occurrence of an Event of Default, the assignee may be any person or entity without restriction.

(d) Confidential Information. Borrower acknowledges that participations and assignments by Lender may require that certain confidential information be released to third parties for the purpose of evaluation of the Loan. Lender shall use reasonable efforts to limit the distribution of such confidential information to such third parties and their respective employees and agents. Borrower acknowledges that Lender will not responsible to Borrower or either Guarantor for the actions of third parties because of their disclosure or misuse of the information given to them.

11.10. Counterparts; Photocopied or Telecopied Signature Pages. Any Loan Document (other than the Note) may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. Delivery of a photocopy or telecopy of an executed counterpart of a signature page to any Loan Document shall be as effective as delivery of a manually executed counterpart of such Loan Document.

11.11. Indemnification.

(a) Borrower shall, upon demand, pay or reimburse Lender for, and indemnify and save Lender and its respective Affiliates, officers, directors, employees, agents, attorneys, shareholders and consultants (collectively, “Indemnitees”) harmless from and against, any and all losses, liabilities, claims, damages (excluding consequential damages), expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnitee as a result of, or arising out of, or in any way related to or by any other Loan Document, or any transaction actually or proposed to be financed in whole or in part or directly or indirectly with the proceeds of the Loan, any transaction contemplated by the Loan Documents but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements that arose solely as the result of the gross negligence or willful misconduct of such Indemnitee(s) or arose solely out of disputes between or among Indemnitee(s). If and to the extent that the foregoing obligations of Borrower under this subsection (a), or any other indemnification obligation of Borrower hereunder or under any other Loan Document are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible and enforceable under applicable Law.

(b) The indemnities contained herein shall survive repayment of the Obligations and satisfaction, release, and discharge of the Loan Documents, whether through full payment of the Loan, foreclosure, deed in lieu of foreclosure or otherwise, to the extent the matters covered thereby may thereafter be asserted against any of the Indemnitees.

(c) The foregoing amounts are in addition to any other amounts which may be due and payable to Lender under this Agreement.

11.12. Expenses. Borrower agrees to pay promptly or cause to be paid promptly and to hold harmless:

(a) Lender against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel, including local counsel, auditors, consulting engineers, appraisers, and all other professional, accounting, evaluation and consulting costs) incurred by it from time to time arising from or relating to (i) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, (ii) any amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) requested by Borrower to this Agreement or any other Loan Document, and (iii) the enforcement of rights under this Agreement or any other of the Loan Documents (including but not limited to any such costs or expenses arising from or relating to (A) collection or enforcement of the Loan or other Obligation, and (B) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the other Loan Documents); and

(b) Lender against liability for all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes (other than Lender’s income taxes) and all similar impositions now or hereafter determined by Lender to be payable in connection with this Agreement or any other Loan Document.

11.13. Certain Waivers by Borrower. Borrower hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations (other than notices required to be given by Lender pursuant to the terms of this Agreement or any other Loan Document) and any requirement that Lender exhaust any right or take any action against any other Person or any collateral or other direct or indirect security for any of the Obligations. Without limiting the generality of the foregoing, Borrower acknowledges and agrees that Lender may commence an action against Borrower whether or not any action is brought against any collateral and it shall be no defense to any action brought against Borrower that Lender has failed to bring an action against any collateral.

11.14. Set-Off. Borrower hereby grants to Lender a continuing lien, security interest and right of setoff as security for all liabilities and Obligations to Lender whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender and its successors and assigns or in transit to any of them. At any time after an Event of Default, without demand or notice (any such notice being expressly waived by Borrower), Lender may setoff the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

11.15. Certain Borrower Acknowledgments. Borrower hereby acknowledges that Lender has no fiduciary relationship with, or any fiduciary duty to Borrower arising out of or in connection with this Agreement or any other Loan Document and the relationship between Lender, on the one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

11.16. Consent to Jurisdiction, Service and Venue; Waiver of Jury Trial.

(a) Consent to Jurisdiction. For the purpose of enforcing payment and performance of the Loan Documents, including, any payment under the Note and performance of other Obligations, or in any other matter relating to, or arising out of the Loan Documents, Borrower hereby consents to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania or of any federal court located in such state, waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to Borrower at the address provided for in Section 11.1 and service so made shall be deemed to be completed upon actual receipt or execution of a receipt by any Person at such address. Borrower hereby waives the right to contest the jurisdiction and venue of the courts located in the Commonwealth of Pennsylvania on the ground of inconvenience or otherwise and, further, waives any right to bring any action or proceeding against Lender in any court outside the Commonwealth of Pennsylvania. For the purpose of enforcing the performance of obligations by Lender under the Loan Documents, or in any other matter relating to, or arising out of the Loan Documents, Lender hereby consents to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania or of any federal court located in such state, waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail directed to Lender at the address provided for in Section 11.1 and service so made shall be deemed to be completed upon actual receipt or execution of a receipt by any Person at such address. The provisions of this Section 11.16 shall not limit or otherwise affect the right of Lender to institute and conduct an action in any other appropriate manner, jurisdiction or court.

(b) WAIVER OF JURY TRIAL; DAMAGES. BORROWER AND LENDER (BY ACCEPTANCE OF THIS AGREEMENT) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS AGREEMENT AND MAKE THE LOAN. EACH PARTY TO THIS AGREEMENT (I) CERTIFIES THAT NEITHER LENDER NOR ANY REPRESENTATIVE, OR ATTORNEY OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SUBSECTION OF SECTION 11.16. THE PROVISIONS OF THIS SECTION 11.16 HAVE BEEN FULLY DISCLOSED TO THE PARTIES AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.16 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

11.17. No Third Party Beneficiaries. The parties hereto do not intend the benefits of this Agreement to inure to any third party. Notwithstanding anything contained herein or in the Note, Mortgage, or any other document executed in connection with this transaction, or any conduct or course of conduct by any of the parties hereto, or their respective affiliated companies, agents or employees, before or after signing this Agreement or any of the other aforesaid documents, this Agreement shall not be construed as creating any rights, claims, or causes of action against Lender, or any of its officers, agents or employees, in favor of any Person other than Borrower.

11.18. Replacement of Note. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, or any security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or security document, Borrower will issue, in lieu thereof, a replacement Note or security document in the same principal amount thereof and otherwise of like tenor.

IN WITNESS WHEREOF. the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

CEDAR-CAMP HILL, LLC, a Delaware limited liability company, by its sole member, as follows:

Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership, by its sole general partner, as follows:

By:	Cedar Shopping Centers, Inc.

By:	/s/ BRENDA J. WALKER

Name: Brenda J. Walker
Title: Vice President

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ ROBERT L. SCHOPF

Robert L. Schopf
Vice President

Exhibit A

Legal Description

Exhibit B

Existing Leases

Exhibit C

Debt Service Coverage Test

Exhibit D

Construction Cost Breakdown

Exhibit E

Form of Subordination, Non-Disturbance and
Attornment Agreement and Estoppel Certificate

TABLE OF CONTENTS

Article 1 DEFINITIONS; CONSTRUCTION	2
1.1. Certain Definitions.	2
1.2. Construction.	12
1.3. Accounting Principles.	13
Article 2 THE LOAN	13
2.1. Commitment to Lend; Purpose; Amount.	13
2.2. Promissory Note.	14
2.3. Loan Documents.	14
2.4. Additional Security.	15
Article 3 INTEREST RATE PROVISIONS	15
3.1. Interest Rates.	15
3.2. Computation of Interest.	16
3.3. Taxes.	16
Article 4 LOAN PAYMENT PROVISIONS; MATURITY DATE	17
4.1. Interest and Principal Payments; Maturity Date.	17
4.2. Prepayments.	17
4.3. Application of Payments.	17
4.4. Late Payment Charge.	18
4.5. Payments by Borrower in General.	18
Article 5 REPRESENTATIONS AND WARRANTIES	18
5.1. Relating to Borrower and its Affiliates.	18
5.2. Relating to the Project.	21
5.3. Material Facts.	23
5.4. Survival of Representations.	24
Article 6 CONSTRUCTION MATTERS; CONSTRUCTION COVENANTS	24
6.1. Prosecution and Completion of Construction.	24
6.2. Change Orders.	25
6.3. Contracts and Mechanics’ Liens.	26
6.4. Access to Construction; Inspection.	26
6.5. Construction Covenants.	27
Article 7 GENERAL COVENANTS	28
7.1. Financial Statements; Tax Returns.	28
7.2. Financial Covenants.	29
7.3. Debt Service Coverage Ratio.	29
7.4. Reports.	29
7.5. Maintenance of Existence; Composition; Business.	30
7.6. Transfer of Project; Status of Title.	31
7.7. Borrower Indebtedness.	32
7.8. Leases.	32
7.9. Development Agreements.	33
7.10. Management Agreements.	34

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7.11. Property, Liability and Other Insurance.	34
7.12. Appraisals.	36
7.13. Environmental Reports.	36
7.14. Principal Office.	36
7.15. Books and Records.	36
7.16. Audit.	36
7.17. Bank Accounts.	37
7.18. Use of Proceeds.	37
7.19. Regulation U.	37
7.20. Lender’s Costs.	37
7.21. Loan Fee.	37
7.22. Brokers’ Fees.	37
7.23. Impound Payments.	37
Article 8 CONDITIONS PRECEDENT TO LOAN ADVANCES	38
8.1. Initial Advance.	38
8.2. All Advances.	43
Article 9 LOAN ADVANCES	45
9.1. Advances.	45
9.2. Submission of Applications; Additional Representations.	45
9.3. Advances of Loan Components.	46
9.4. Limitations on Advances.	46
9.5. Municipal Site Improvements.	47
9.6. Hard Cost Contingency.	48
9.7. Equity.	48
9.8. Retainage.	49
9.9. Payor; Payees.	49
9.10. Advances to Preserve Security for Loan.	49
9.11. Limitation of Lender’s Liability.	50
9.12. Deduction of Fees.	50
Article 10 EVENTS OF DEFAULT	50
10.1. Events of Default.	50
10.2. Acceleration and Remedies.	52
Article 11 MISCELLANEOUS	54
11.1. Notices.	54
11.2. Prior Understandings; Entire Agreement.	55
11.3. Severability.	56
11.4. Descriptive Headings; Governing Law.	56
11.5. Publicity.	56
11.6. Non-Merger of Remedies.	56
11.7. No Implied Waiver; Cumulative Remedies.	57
11.8. Amendments.	57
11.9. Successors and Assigns.	57
11.10. Counterparts; Photocopied or Telecopied Signature Pages.	58
11.11. Indemnification.	58

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11.12. Expenses.	59
11.13. Certain Waivers by Borrower.	59
11.14. Set-Off.	60
11.15. Certain Borrower Acknowledgments.	60
11.16. Consent to Jurisdiction, Service and Venue; Waiver of Jury Trial.	60
11.17. No Third Party Beneficiaries.	61
11.18. Replacement of Note.	62

Exhibit A – Legal Description

Exhibit B – Existing Leases

Exhibit C – Schedule of Project Costs

Exhibit D – Pending Leases

Exhibit E – Construction Cost Breakdown

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__________________________________________________________
__________________________________________________________

LOAN AGREEMENT

Dated April 7, 2005, to be delivered April 12, 2005
by and between

CEDAR-CAMP HILL, LLC. as Borrower

and
CITIZENS BANK OF PENNSYLVANIA, as Lender

__________________________________________________________
__________________________________________________________